UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Alexandria Real Estate Equities, Inc.
(Name of Registrant as Specified In Its Charter)
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PROXY STATEMENT 2015 Annual Meeting

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April 7, 2015

Dear Stockholder:

You are invited to attend the 2015 Annual Meeting of Stockholders of Alexandria Real Estate Equities, Inc., a Maryland corporation (the “Company”), to be held on Thursday, May 7, 2015, at The Langham Huntington Hotel, 1401 South Oak Knoll Avenue, Pasadena, California 91106, at 11:00 a.m., Pacific Daylight Time (the “2015 Annual Meeting”).

At this year’s meeting you will be asked to elect seven directors; consider and vote upon, on a non-binding, advisory basis, a resolution to approve the compensation of our named executive officers; and consider and vote upon the ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accountants for our fiscal year ending December 31, 2015. The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe these matters. We urge you to read this information carefully.

Your Board of Directors unanimously believes that election of its nominees as directors; approval, on a non-binding, advisory basis, of the compensation of the Company’s named executive officers; and ratification of the Audit Committee’s appointment of the Company’s independent registered public accountants are in the best interests of the Company and, accordingly, recommends a vote FOR the election of all the nominees as directors; FOR the approval, on a non-binding, advisory basis, of the compensation of the Company’s named executive officers; and FOR the ratification of the appointment of Ernst & Young LLP to serve as its independent registered public accountants.

In addition to the formal business to be transacted at the meeting, management will report on the progress of our business and respond to comments and questions of general interest to stockholders.

We sincerely hope that you will be able to attend and participate in the meeting. Whether or not you plan to come to the meeting, however, it is important that your shares be represented and voted. You may authorize a proxy to vote your shares by completing the accompanying proxy card or by giving your proxy authorization via telephone or the Internet. Please read the instructions on the accompanying proxy card for details on giving your proxy authorization via telephone or the Internet.

BY COMPLETING AND RETURNING THE ACCOMPANYING PROXY CARD OR BY AUTHORIZING A PROXY VIA TELEPHONE OR THE INTERNET, YOU AUTHORIZE THE PROXY HOLDERS TO REPRESENT YOU AND VOTE YOUR SHARES ACCORDING TO YOUR INSTRUCTIONS. SUBMITTING YOUR PROXY NOW WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE 2015 ANNUAL MEETING, BUT WILL ENSURE THAT YOUR VOTE IS COUNTED IF YOUR PLANS CHANGE AND YOU ARE UNABLE TO ATTEND.

Sincerely,

Joel S. Marcus
Chairman of the Board, Chief Executive Officer, and Founder

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF ALEXANDRIA REAL ESTATE EQUITIES, INC.

Date and Time:	Thursday, May 7, 2015, at 11:00 a.m. Pacific Daylight Time

Place:	The Langham Huntington Hotel, 1401 South Oak Knoll Avenue, Pasadena, California 91106

Items of Business:
1.    To elect seven directors to serve until the next annual meeting of stockholders of Alexandria Real Estate Equities, Inc., a Maryland corporation (the “Company”), and until their successors are duly elected and qualify.

2.    To consider and vote upon, on a non-binding, advisory basis, a resolution to approve the compensation of the Company’s named executive officers, as described in the Proxy Statement for the 2015 Annual Meeting.

3. To consider and vote upon the ratification of the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accountants for the fiscal year ending December 31, 2015.

4. To transact such other business as may properly come before the 2015 Annual Meeting or any postponement or adjournment thereof.

Record Date:
The Board of Directors of the Company (the “Board of Directors”) has fixed the close of business on March 31, 2015, as the record date for the determination of stockholders entitled to notice of the annual meeting and entitled to vote at the 2015 Annual Meeting and any postponement or adjournment thereof.

By Order of the Board of Directors

Jennifer J. Banks Secretary
Pasadena, California
April 7, 2015

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ALEXANDRIA REAL ESTATE EQUITIES, INC.
385 East Colorado Boulevard, Suite 299
Pasadena, California 91101

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. This Proxy Statement and the enclosed form of proxy are first being mailed to stockholders of Alexandria Real Estate Equities, Inc., a Maryland corporation (the “Company,” “we,” “our,” or “us”), on or about April 7, 2015.

2015 Annual Meeting

Date and Time:	Thursday, May 7, 2015, at 11:00 a.m. Pacific Daylight Time

Place:	The Langham Huntington Hotel, 1401 South Oak Knoll Avenue, Pasadena, California 91106

Voting:
Only holders of record of the Company’s common stock, $0.01 par value per share (the “Common Stock”), as of the close of business on March 31, 2015, the record date, will be entitled to notice of the annual meeting and entitled to vote at the 2015 Annual Meeting. Each share of Common Stock entitles its holder to one vote.

Proposals and Board Recommendations

Proposal	Board Recommendation	For More Information
1. Election of Directors	“FOR” all nominees	Page 6
2. To cast a non-binding, advisory vote on a resolution to approve the compensation of the Company’s named executive officers	“FOR”	Page 18
3. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2015	“FOR”	Page 51

How to Cast Your Vote

You can vote by any of the following methods:

Internet until 11:59 p.m. EDT on May 6, 2015 Beneficial Owners www.proxyvote.com Registered Stockholders www.voteproxy.com	Mail Sign, date, and mail your proxy card or voting instructions card in the envelope provided as soon as possible

Phone until 11:59 p.m. EDT on May 6, 2015 Beneficial Owners 800-454-8683 Registered Stockholders 800-776-9437
In Person
Beneficial Owners
Admission is based on proof of ownership, such as a recent brokerage statement, and voting requires a valid proxy signed by the holder of record.
Registered Stockholders
Attend and vote your shares in person

2015 PROXY STATEMENT SUMMARY (continued)

Overview
Over 20 years ago in 1994, the Company’s founder and CEO, Joel S. Marcus, led the formation, financing, development, personnel recruitment, and operations of this highly sophisticated real estate company. During this time, under Mr. Marcus’s leadership and vision, the Company’s strategy has focused on developing and implementing its unique and effective business model, and has generated long-term value and growth in net asset value (versus short-term results), as well as strong long-term results. Alexandria has become the largest and leading real estate investment trust (“REIT”) uniquely focused on collaborative science campuses in urban innovation clusters, with a total market capitalization of $10.4 billion as of December 31, 2014, and an asset base of 31.5 million square feet. The asset base includes 18.7 million rentable square feet (“RSF”) of operating and current value-creation projects, as well as an additional 12.8 million RSF of future ground-up development projects. Alexandria pioneered this niche in 1994 and has since established the premier brand and franchise with a dominant market presence in AAA locations, including Greater Boston, the San Francisco Bay Area, New York City, San Diego, Seattle, Maryland, and Research Triangle Park. Alexandria is known for its high-quality and diverse investment-grade client tenants. Alexandria has a long-standing and proven track record of developing Class A assets clustered in urban campuses that provide its innovative client tenants with highly dynamic and collaborative environments that enhance their ability to successfully recruit and retain world-class talent and inspire productivity, efficiency, creativity, and success. We believe these advantages result in higher occupancy levels, longer lease terms, higher rental income, and greater long-term asset value.

Board Nominees (page 6)
The following table provides information about the seven candidates who have been nominated for election to our Board of Directors.

Name	Age	Director Since	Independence Status (1)	Occupation	Committee Memberships
					AC	CC	NG
Joel S. Marcus	67	1994	No (Employed by the Company)	Chairman of the Board, Chief Executive Officer, and Founder of the Company	—	—	—
Richard B. Jennings (2)	71	1998	Yes	President of Realty Capital International LLC	M,X	—	M
John L. Atkins, III	71	2007	Yes	Chairman and Chief Executive Officer of O’Brien/Atkins Associates, PA	—	M	C
Maria C. Freire, Ph.D.	61	2012	Yes	President and Executive Director of the Foundation for National Institutes of Health	—	—	M
Steven R. Hash	50	2013	Yes	President and Chief Operating Officer of Renaissance Macro Research, LLC	M,X	M	M
Richard H. Klein	59	2003	Yes	Independent Business Consultant	C,X	C	M
James H. Richardson	55	1999	No (Former President of the Company)	Senior Management Consultant to the Company	—	—	—

(1)	Independence is determined by the Board of Directors in accordance with the applicable New York Stock Exchange listing standards.

(2)	Lead Director of the Company

AC	Audit Committee CC Compensation Committee NG Nominating & Governance Committee

C	Committee Chair M Committee Member X Audit Committee Financial Expert

Each of our directors attended at least 75% of the aggregate number of meetings held by (i) the Board of Directors during such director's respective term of service in 2014, and (ii) each committee during the period in 2014 for which such director served as a member.

Experience/Qualifications	Joel S. Marcus	Richard B. Jennings	John L. Atkins, III	Maria C. Freire	Steven R. Hash	Richard H. Klein	James H. Richardson
Business Leadership	✓	✓	✓	✓	✓	✓	✓
REIT/Real Estate	✓	✓	✓		✓	✓	✓
Life Science	✓		✓	✓			✓
Financial/Investment	✓	✓			✓	✓	✓
Risk Oversight/Management	✓	✓	✓	✓	✓	✓	✓

2015 PROXY STATEMENT SUMMARY (continued)

Corporate Governance Highlights

✓	Annual election of all directors
✓	No stockholder rights plan
✓	Majority voting in uncontested elections of directors
✓	Anti-hedging and anti-pledging policies

✓	Independent lead director with significant governance responsibilities
✓	Independent directors conduct annual review of CEO and Company performance
✓	Independent directors meet regularly in executive session

Executive Compensation Governance Highlights

What We Do
✓	Executive Compensation Program Designed to Align Pay with Performance	✓	Prohibit Hedging and Restrict Pledging of Company Stock
✓	Conduct an Annual Say-on-Pay Vote	✓	Retain an Independent Compensation Consultant
✓	Seek Input From, Listen to and Respond to Stockholders	✓
Include Double-Trigger Change-in-Control Provisions in all Future Equity Awards Granted to the CEO (as Described Below Under “Potential Payments upon Termination or Change in Control–Mr. Marcus”) and all Other Employees Without Existing Contractual Commitments

✓	Employ a Clawback Policy
✓	Utilize Stock Ownership Guidelines
✓	Mitigate Inappropriate Risk Taking

What We Do Not Do
✗	Provide Tax Gross-ups	✗	Provide Guaranteed Bonuses
✗	Provide Excessive Perquisites	✗	Provide Excessive Change-in-Control or Severance Payments
✗	Reprice Stock Options

Say-on-Pay Vote on Executive Compensation (page 18)

This proposal seeks stockholder approval, on a non-binding, advisory basis, of the compensation of our named executive officers. See page 20 for an explanation of why you should vote for this proposal.

Ratification of Auditors (page 51)

This proposal seeks stockholder ratification of the Audit Committee’s appointment of Ernst & Young LLP to serve as the Company’s independent registered public accountants for the fiscal year ending December 31, 2015.

Description of Services	2014	2013
Audit Fees	$1,094,000	$843,000
Audit-Related Fees	—	—
Tax Fees	809,000	787,000
All Other Fees	3,000	3,000
Total	$1,906,000	$1,633,000

ALEXANDRIA REAL ESTATE EQUITIES, INC. 385 East Colorado Boulevard, Suite 299 Pasadena, California 91101
PROXY STATEMENT for ANNUAL MEETING OF STOCKHOLDERS to be held on Thursday, May 7, 2015

GENERAL INFORMATION

This Proxy Statement is provided to our stockholders to solicit proxies, on the form enclosed, for exercise at the Annual Meeting of Stockholders of the Company to be held on Thursday, May 7, 2015, at The Langham Huntington Hotel, 1401 South Oak Knoll Avenue, Pasadena, California 91106, at 11:00 a.m. Pacific Daylight Time, and any postponement or adjournment thereof. The Board of Directors knows of no matters to come before the annual meeting other than those described in this Proxy Statement. This Proxy Statement and the enclosed proxy are first being mailed to stockholders on or about April 7, 2015.

At the annual meeting, stockholders will be asked:

1.	To elect seven directors to serve until the Company’s next annual meeting of stockholders and until their successors are duly elected and qualify.

2.	To consider and vote upon, on a non-binding, advisory basis, a resolution to approve the compensation of the Company’s named executive officers (“NEOs”), as described in this Proxy Statement.

3.	To consider and vote upon the ratification of the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accountants for the fiscal year ending December 31, 2015.

4.	To transact such other business as may properly come before the annual meeting or any postponement or adjournment thereof.

Solicitation

This solicitation is made by mail by the Board of Directors. The Company will pay for the costs of the solicitation. Further solicitation of proxies may be made, including by mail, by telephone, by fax, in person, or by other means, by the directors, officers, or employees of the Company or its affiliates, none of whom will receive additional compensation for such solicitation. In addition, the Company has engaged MacKenzie Partners, Inc., a firm specializing in proxy solicitation, to solicit proxies, and to assist in the distribution and collection of proxy materials, for an estimated fee of approximately $75,000. The Company will reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy materials to their customers or principals who are the beneficial owners of shares of Common Stock.

Voting Procedures

Only holders of Common Stock of record as of the close of business on March 31, 2015, the record date, will be entitled to notice of the annual meeting and entitled to vote at the annual meeting. A total of 72,035,392 shares of Common Stock were issued and outstanding as of the record date. Each share of Common Stock entitles its holder to one vote. Cumulative voting of shares of Common Stock is not permitted.

GENERAL INFORMATION (continued)

The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the annual meeting will be necessary to constitute a quorum to transact business at the meeting. Stockholders who instruct their proxy to “abstain” on a matter will be treated as present for purposes of determining the existence of a quorum. At the annual meeting, a nominee will be elected as a director only if such nominee receives the affirmative vote of a majority of the total votes cast “for” or withheld as to such nominee, and the affirmative vote of a majority of the votes cast will be required to: (i) adopt, on a non-binding, advisory basis, a resolution to approve the compensation of our NEOs; and (ii) ratify the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accountants. Abstentions and broker non-votes (proxies that are uninstructed on one or more proposals and are submitted by banks, brokers, or other nominees who lack discretionary authority to vote on a proposal, under applicable securities exchange rules, absent instructions from the beneficial owner of the shares of stock) will have no effect on the election of directors, the non-binding, advisory stockholder vote on the compensation of our NEOs, or the ratification of the appointment of Ernst & Young LLP.

Shares of Common Stock represented by properly executed proxies on the form enclosed, or authorized by telephone or the Internet in accordance with instructions on such form, that are timely received by the Secretary of the Company and not revoked, will be voted as instructed on the proxy. If no instruction is made on a properly authorized and returned proxy, the shares represented thereby will be voted FOR the election of each of the seven nominees for director named in this Proxy Statement; FOR approval, on a non-binding, advisory basis, of the compensation of the Company’s NEOs; and FOR ratification of the appointment of Ernst & Young LLP to serve as the independent registered public accountants of the Company. If any other matters properly come before the annual meeting, the enclosed proxy confers discretionary authority on the persons named as proxies to vote the shares represented by the proxy in their discretion. In order to be voted, each proxy must be filed with the Secretary of the Company prior to exercise.

If you hold your shares of Common Stock in “street name” (that is, through a broker or other nominee), your broker or nominee will not vote your shares unless you provide instructions to your broker or nominee on how to vote your shares. You should instruct your broker or nominee how to vote your shares by following the directions provided by your broker or nominee.

Revocability of Proxies

Stockholders may revoke a proxy at any time before the proxy is exercised. Stockholders of record may revoke a proxy by filing a notice of revocation of the proxy with the Secretary of the Company, by filing a later-dated proxy with the Secretary of the Company, by authorizing a later proxy by telephone or the Internet in accordance with the instructions on the enclosed form, or by voting in person at the annual meeting. Stockholders who own shares of Common Stock beneficially through a bank, broker, or other nominee should follow the instructions provided by their bank, broker, or other nominee to change their voting instructions.

PROPOSAL 1 — ELECTION OF DIRECTORS

Stockholders will be asked at the annual meeting to elect seven directors, who will constitute the full Board of Directors. Each elected director will hold office until the next annual meeting of stockholders and until the director’s successor is duly elected and qualifies. If any nominee becomes unavailable to serve for any reason, an event the Board of Directors does not anticipate, proxies will be voted for the election of the person, if any, designated by the Board of Directors to replace the unavailable nominee.

Stockholders may withhold authority to vote their shares for either (i) the entire slate of nominated directors by checking the box marked WITHHOLD AUTHORITY FOR ALL NOMINEES on the proxy card, or (ii) any one or more of the individual nominees, by following the instructions on the proxy card.

The following seven persons have been nominated by the Board of Directors for election to the Board of Directors: Joel S. Marcus, Richard B. Jennings, John L. Atkins, III, Maria C. Freire, Ph.D., Steven R. Hash, Richard H. Klein, and James H. Richardson. All the nominees are incumbent directors. Additional information about these nominees is provided in the table and biographical information that follows.

Required Vote and Board of Directors Recommendation

The affirmative vote of a majority of the total votes cast “for” or withheld as to a nominee for director at the annual meeting is required for the election of the nominee as a director.

The Board of Directors unanimously recommends a vote FOR each of the named nominees.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following sets forth certain information concerning the Board of Directors and executive officers of the Company. The information presented below regarding each nominee’s specific experience, expertise, qualifications, attributes, and skills led the Board of Directors to the conclusion that he or she should serve as a director; additionally, the Company believes that all of its director nominees and executive officers have reputations for integrity, honesty, and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and its Board of Directors.

Name	Age	Position
Joel S. Marcus	67	Chairman of the Board, Chief Executive Officer, President and Founder (21 years with the Company)
Richard B. Jennings	71	Lead Director
John L. Atkins, III	71	Director
Maria C. Freire, Ph.D.	61	Director
Steven R. Hash	50	Director
Richard H. Klein	59	Director
James H. Richardson	55	Director

Background of Directors

Joel S. Marcus is the Chairman, Chief Executive Officer (“CEO”), President, and Founder of Alexandria Real Estate Equities, Inc. (NYSE:ARE), the largest and leading REIT uniquely focused on collaborative science campuses in urban innovation clusters. Mr. Marcus co-founded Alexandria in 1994 as a garage startup with a business plan and $19 million of seed capital, and has led its growth into a publicly traded, investment-grade REIT with a total market capitalization of approximately $10.4 billion as of December 31, 2014, and dominant market presence in leading AAA locations, including Greater Boston, the San Francisco Bay Area, New York City, Seattle, San Diego, Maryland, and Research Triangle Park. Mr. Marcus also founded the renowned Alexandria Summit, an invitation-only gathering of the world’s foremost visionaries from the biopharmaceutical, medical, academic, financial, philanthropic, advocacy, and government communities, to address the most critical global healthcare challenges. Prior to co-founding Alexandria, Mr. Marcus had an extensive law career specializing in corporate finance and capital markets, venture capital, and mergers and acquisitions, with a unique expertise in the biopharmaceutical industry. He was also formerly a practicing certified public accountant and tax manager with Arthur Young & Co. focusing on the financing and taxation of REITs. Mr. Marcus serves on the boards of Atara Biotherapeutics, Inc. (NASDAQ:ATRA), a clinical-stage biopharmaceutical company which completed its initial public offering in October 2014, Foundation for the National Institutes of Health (“FNIH”), and Intra-Cellular Therapies, Inc. (NASDAQ:ITCI). He also served as a director of Rexford Industrial Realty, Inc. (NYSE:REXR) from 2013 to January 2015. Mr. Marcus received the Ernst & Young Entrepreneur of the Year Award (Los Angeles – Real Estate). He completed his undergraduate and Juris Doctor degrees at the University of California, Los Angeles.

Mr. Marcus’s qualifications to serve on the Board of Directors include his more than 40 years of experience in the real estate and life sciences industries, including his 17 years of operating experience as the Company’s Chief Executive Officer, 21 years of experience as a director of the Company, and four years of experience prior to the Company’s initial public offering as the Company’s Chief Operating Officer. He was also Vice Chairman of the Board of Directors from the Company’s inception until his appointment as Chairman of the Board of Directors.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS (continued)

Richard B. Jennings has served as Lead Director since May 2007, and as a director since May 1998. Mr. Jennings is President of Realty Capital International LLC, a real estate investment banking firm that he founded in 1999, whose predecessor was Realty Capital International Inc., a firm that he founded in 1991. From 1990 to 1991, Mr. Jennings served as Senior Vice President of Landauer Real Estate Counselors, and from 1986 to 1989, he served as Managing Director of Real Estate Finance at Drexel Burnham Lambert. From 1969 to 1986, Mr. Jennings oversaw the REIT investment banking business at Goldman, Sachs & Co. During his tenure at Goldman, Sachs & Co., Mr. Jennings founded and managed the Mortgage Finance Group from 1979 to 1986. He serves as a director of National Retail Properties, Inc. and Terra Income Fund 6, Inc. He also served as a director of Cogdell Spencer, Inc. from 2005 to 2012. Mr. Jennings is a New York real estate broker. He has a Bachelor of Arts degree in Economics, Phi Beta Kappa and magna cum laude, from Yale University, and a Master of Business Administration degree from Harvard Business School.

Mr. Jennings’s qualifications to serve on the Board of Directors include his over 40 years of experience in the REIT industry, beginning with Goldman Sachs & Co., continuing with his experience as the founder and president of an investment banking firm specializing in financing real estate joint ventures and advising sponsors on REIT initial public offerings.

John L. Atkins, III has served as a director since March 2007. Mr. Atkins, a licensed architect, is Chairman and Chief Executive Officer of O’Brien/Atkins Associates, PA, a multidisciplinary design services firm that he co-founded in Research Triangle Park, North Carolina, in 1975. Mr. Atkins has previously served as Chairman of the North Carolina Board of Architecture and was named an Emeritus Member of that board in 1988. Mr. Atkins was elevated in 1991 to the American Institute of Architects’ College of Fellows, an honor only 5% of architects receive. Mr. Atkins serves as Chairman, Director, and Executive Committee member of the North Carolina Biotechnology Center. He is immediate past Chairman of the North Carolina Railroad Company, where he currently serves as a director, and is a director of the Kenan Institute for Engineering, Technology & Science, based at North Carolina State University. In 2005, Mr. Atkins was awarded the American Institute of Architects–North Carolina Chapter’s F. Carter Williams Gold Medal, the Chapter’s highest individual honor, in recognition of his distinguished career, and was named the 2005 College of Design’s Distinguished Alumnus by North Carolina State University. In 2003, Mr. Atkins also received the Watauga Medal, the highest nonacademic honor bestowed by North Carolina State University in honor of individuals who have made significant contributions to the university’s advancement. Mr. Atkins holds a Bachelor of Architecture degree from North Carolina State University and a Master of Regional Planning degree from the University of North Carolina at Chapel Hill.

Mr. Atkins’s qualifications to serve on the Board of Directors include his extensive knowledge and experience as a licensed architect, and his experience as co-founder of a multidisciplinary design services firm with expertise in the site selection, design, and construction of life science buildings, as well as his broad management and business experience.

Maria C. Freire, Ph.D. has served as a director since April 2012. In November 2012, Dr. Freire became the President and Executive Director, and a member of the Board of Directors, of the Foundation for the National Institutes of Health, a Congressionally mandated independent organization that draws together the world’s foremost researchers and resources in support of the mission of the National Institutes of Health (“NIH”). Prior to her appointment to the FNIH, Dr. Freire was the President and a member of the Board of Directors of the Albert and Mary Lasker Foundation, a non-profit organization that bestows the Lasker Awards in basic and clinical science and advocates for medical research. From 2001 to 2008, Dr. Freire served as President and Chief Executive Officer of the Global Alliance for TB Drug Development, a Public-Private Partnership that develops better, faster-acting, and affordable drugs to fight tuberculosis. An expert in technology commercialization, she directed the Office of Technology Transfer at the NIH from 1995 to 2001 and served as commissioner of the World Health Organization’s Commission on Intellectual Property Rights, Innovation and Public Health. Dr. Freire obtained her Bachelor of Science degree from the Universidad Peruana Cayetano Heredia in Lima, Peru, and her Ph.D. in Biophysics from the University of Virginia; she completed post-graduate work in immunology and virology at the University of Virginia and the University of Tennessee. She is Chair of the Science Board of the Food and Drug Administration (“FDA”) and on the Board of the GAVI Alliance, among others. Her awards include the Department of Health and Human Services Secretary’s Award for Distinguished Service, the Arthur S. Flemming Award, and the Bayh-Dole Award. Dr. Freire is a member of the Institute of Medicine of the National Academies of Science and the Council on Foreign Relations.
Dr. Freire’s qualifications to serve on the Board of Directors include her technical scientific expertise and her broad base of experience in the pharmaceutical and biotechnology industries, including her extensive experience in technology commercialization and her involvement with a wide range of not-for-profit medical research organizations, universities, and government health organizations, including the NIH and FDA. Dr. Freire’s involvement with these organizations provides her with a wealth of relationships in the medical research community as well as a user’s perspective on the needs of major research organizations in key industry sectors that make up the Company’s client tenant base.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS (continued)

Steven R. Hash has served as a director since December 2013. Mr. Hash is the President and Chief Operating Officer of Renaissance Macro Research, LLC, an equity research and trading firm focused on macro research in the investment strategy, economics and Washington policy sectors, which he co-founded in 2012. Between 1993 and 2012, Mr. Hash held various leadership positions with Lehman Brothers (and its successor, Barclays Capital), including Global Head of Real Estate Investment Banking from 2006 to 2012, Chief Operating Officer of Global Investment Banking from 2008 to 2011, Director of Global Equity Research from 2003 to 2006, Director of U.S. Equity Research from 1999 to 2003, and Senior Equity Research Analyst from 1993 to 1999. From 1990 to 1993, Mr. Hash held various positions with Oppenheimer & Company’s Equity Research Department, including senior research analyst. He began his career in 1988 as an auditor for the accounting and consulting firm of Arthur Andersen & Co. Mr. Hash received a Bachelor of Arts degree in Business Administration from Loyola University and a Master of Business Administration degree from the Stern School of Business at New York University.

Mr. Hash’s qualifications to serve on the Board of Directors include his financial expertise and extensive knowledge of the real estate industry, which he acquired from various positions, including his former position as Global Head of Real Estate Investment Banking with Lehman Brothers (and its successor, Barclays Capital) and current position as President and Chief Operating Officer of Renaissance Macro Research, LLC.

Richard H. Klein has served as a director since December 2003. Mr. Klein has a diverse background for more than 30 years as a senior advisor to a variety of domestic and international businesses, with a particular focus on real estate organizations. He is currently an independent business consultant. In 2003, Mr. Klein founded Chefmakers Cooking Academy LLC, which provided culinary education services and experiences, and for which he served as Chief Executive Officer through 2012. From 1984 to 2000, Mr. Klein was with Ernst & Young LLP, and a predecessor firm, Kenneth Leventhal & Company. From 1978 to 1983, Mr. Klein provided tax consulting and auditing services for PricewaterhouseCoopers LLP. At these firms, Mr. Klein served in a variety of capacities, including as partner in the REIT Advisory Practice, the Financial Restructuring and Insolvency Practice, and the Public Relations and Practice Development Department. Mr. Klein is a certified public accountant in the State of California. He received his Bachelor of Science degree in Accounting and Finance from the University of Southern California.

Mr. Klein’s qualifications to serve on the Board of Directors include his extensive experience and knowledge of the real estate industry and REITs in particular and the accounting and financial expertise he developed as a certified public accountant and partner of Ernst & Young LLP.

James H. Richardson has served the Company as a senior management consultant since February 2009, President of the Company from August 1998 to February 2009, a director since March 1999, and in other capacities from August 1997 to August 1998. Prior to joining the Company, Mr. Richardson held management and brokerage positions for nearly 15 years at CB Richard Ellis, Inc., a full-service provider of commercial real estate services. He was a top producer within the brokerage services group as well as a senior leader responsible for strategy and operations. During his time at CB Richard Ellis, Inc., Mr. Richardson was instrumental in the creation and development of the biosciences and corporate services practice groups. Mr. Richardson received his Bachelor of Arts degree in Economics from Claremont McKenna College.

Mr. Richardson’s qualifications to serve on the Board of Directors include his expertise in leasing, financing, strategic planning, operations, and other matters involving the life science and real estate industries, which he acquired in his more than 14 years of experience as President and a director of the Company, and his previous nearly 15 years of experience in brokerage and management positions with CB Richard Ellis, Inc., a top-tier real estate services firm. He also currently serves in board and advisory positions for private real estate development and investment enterprises as well as early-stage technology and product companies.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS (continued)

Background of Executive Officers

Name	Age	Position	Years with the Company
Joel S. Marcus	67	Chairman of the Board, Chief Executive Officer, and Founder	21
Dean A. Shigenaga	48	Chief Financial Officer, Executive Vice President, and Treasurer	14
Thomas J. Andrews	53	Executive Vice President – Regional Market Director – Greater Boston	15
Peter M. Moglia	47	Chief Investment Officer	17
Stephen A. Richardson	53	Chief Operating Officer and Regional Market Director – San Francisco Bay Area	15
Daniel J. Ryan	48	Executive Vice President – Regional Market Director – San Diego and Strategic Operations	12	(1)

(1)    Including eight years with Veralliance Properties, Inc., certain assets of which were acquired by Alexandria in 2010.

Joel S. Marcus – See “Background of Directors” section.

Dean A. Shigenaga has served the Company as Executive Vice President since May 2012, Treasurer since March 2008, Chief Financial Officer since December 2004, and in other capacities from December 2000 to December 2004. Prior to joining the Company, Mr. Shigenaga was an Assurance and Advisory Business Services Manager in Ernst & Young LLP’s real estate practice. In his role at Ernst & Young LLP, from 1993 through 2000, Mr. Shigenaga provided assurance and advisory services to several publicly traded REITs, over a dozen private real estate companies, and many other public and private companies. In addition to providing audit and attestation services, Mr. Shigenaga assisted clients with services related to initial public offerings, follow-on offerings, debt offerings, and technical research. Mr. Shigenaga is a certified public accountant and a member of the American Institute of Certified Public Accountants. Mr. Shigenaga received his Bachelor of Science degree in Accounting from the University of Southern California.

Thomas J. Andrews has served as Executive Vice President – Regional Market Director – Greater Boston, since January 2011. Mr. Andrews previously served as Senior Vice President – Regional Market Director – Greater Boston from December 2005 to January 2011, and as Vice President – Regional Market Director – Greater Boston from June 1999 to December 2005. Throughout his tenure with Alexandria, Mr. Andrews has been responsible for the management of the Company’s Greater Boston asset base and operations. From 1988 through 1999, Mr. Andrews served first as Assistant Director and later as Executive Director of the Massachusetts Biotechnology Research Park in Worcester, Massachusetts, which is believed to be the first purpose-built biotechnology research park in the country. Mr. Andrews serves on the boards of the Massachusetts chapter of NAIOP Commercial Real Estate Development Association and the Kendall Square Association, and is a member of the Economic Development Advisory Group of the Massachusetts Biotechnology Council. Mr. Andrews received his Bachelor of Science degree from Cornell University and his Master of Science degree from the Center for Real Estate at the Massachusetts Institute of Technology.

Peter M. Moglia has served as Chief Investment Officer since January 2009, and has been serving the Company in many important capacities since April 1998. From April 2003 through December 2008, Mr. Moglia was responsible for the management of the Company’s Seattle asset base and operations. From 1998 to 2003, Mr. Moglia’s responsibilities were focused on underwriting, acquisitions, and due diligence activities. Prior to joining the Company, Mr. Moglia served as an Analyst for Lennar Partners, Inc., a diversified real estate company, where his responsibilities included underwriting and structuring direct and joint venture real estate investments. Mr. Moglia began his real estate career in the Management Advisory Services group within the Kenneth Leventhal & Co. Real Estate Group, where he spent six years providing valuation, feasibility, financial modeling, and other analytical services to real estate developers, financial institutions, pension funds, and government agencies. Mr. Moglia received his Bachelor of Arts degree in Economics from the University of California at Los Angeles.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS (continued)

Stephen A. Richardson has served as Chief Operating Officer and Regional Market Director – San Francisco Bay Area since October 2011. Mr. Richardson previously served as the Company’s Executive Vice President – Regional Market Director – San Francisco Bay Area from January 2011 to October 2011, and Senior Vice President – Regional Market Director – San Francisco Bay Area from July 2005 to January 2011, where he was responsible for the management of the Company’s San Francisco Bay Area region asset base and operations. From February 2000 to January 2011, Mr. Richardson served the Company as a Vice President. Prior to joining the Company, he served as a Director of CellNet Data Systems from 1993 to 2000, where he was responsible for negotiating large-scale technology transactions and aggregating a national footprint of wireless spectrum. From 1983 to 1993, Mr. Richardson served as a Director of Marketing and Leasing for Paragon Group, a national real estate development company, and as real estate broker with Schneider Commercial Real Estate, serving the greater Silicon Valley market. Mr. Richardson is a member of the board of directors of BayBio, a non-profit trade association serving the life science industry in Northern California; a member of the California Healthcare Institute, a public policy research and advocacy organization for California’s biomedical industry; and a member of the Bay Area Council, a business-sponsored, public policy advocacy organization for the nine-county San Francisco Bay Area. Mr. Richardson received his Bachelor of Arts degree in Economics and Literature from Claremont McKenna College and his Master of Business Administration degree from Santa Clara University.

Daniel J. Ryan has served as Executive Vice President – Regional Market Director – San Diego and Strategic Operations since May 2012. Mr. Ryan previously served as the Company’s Senior Vice President – Regional Market Director – San Diego and Strategic Operations from June 2010, when the Company acquired certain assets of Mr. Ryan’s company, Veralliance Properties, Inc. (“Veralliance”), to May 2012. During his tenure with the Company, Mr. Ryan has been responsible for the management of the Company’s San Diego region asset base and operations, as well as involvement with developments, redevelopments, joint ventures, financing, leasing, and other strategic opportunities outside the San Diego region. Prior to joining the Company, Mr. Ryan was Chief Executive Officer of Veralliance, a commercial real estate developer, which he founded in 2002. Veralliance owned, managed, developed, and leased an approximately $1 billion portfolio primarily consisting of life science assets in the greater San Diego region. Veralliance had significant institutional equity partners, including HCP, Inc., Prudential Real Estate Investors, and UBS. Prior to 2002, Mr. Ryan worked in the commercial real estate industry in Southern California. He was a founding principal of Pacific Management Services, Inc., a commercial developer focused on value-added transactions in the greater San Diego area, including life science, office, industrial, and multifamily transactions. Mr. Ryan is a board member of BIOCOM, a Southern California trade organization, and the San Diego Economic Development Corporation, a not-for-profit regional body comprised of business, government, and civic leaders committed to maximizing economic growth. He is also a member of the NAIOP and the Urban Land Institute; both, public policy organizations focused on public advocacy of the built environment. Mr. Ryan received his Bachelor of Science degree in Economics, cum laude, from the University of Wisconsin – Madison and was admitted to Omicrom Delta Epsilon, the honor society for excellence in achievement in the study of economics.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS (continued)

Director Independence

The Board of Directors has affirmatively determined that each member of the Board of Directors other than Mr. Marcus (Chairman, Chief Executive Officer, and Founder) and Mr. Richardson (President until his resignation in February 2009, and a senior management consultant to the Company since his resignation) is independent, in accordance with the applicable New York Stock Exchange listing standards. The Board of Directors has also affirmatively determined that no material relationships exist between the Company and any of the independent directors. In making its independence determinations, the Board of Directors reviewed the relationships between the Company and each of the directors nominated for election at the annual meeting based on information provided by the directors, the standards for disqualification set forth in Section 303A.02(b) of the New York Stock Exchange Listed Company Manual, and such other information as the Board of Directors considered relevant.

In making its independent determination with respect to Dr. Freire, the Board of Directors considered that Dr. Freire is President and Executive Director, and a member of the Board of Directors, of the FNIH (the “FNIH Board”), and Mr. Marcus currently serves as a member of the FNIH Board. The FNIH is a non-profit, charitable organization established by the U.S. Congress in 1990. The Board of Directors considered that Mr. Marcus has neither served on the compensation committee of the FNIH Board nor participated in setting Dr. Freire’s compensation from the FNIH, and was not a member of the FNIH Board committee that recruited and recommended Dr. Freire to her executive position with the FNIH. Additionally, the Board of Directors considered that the FNIH Board currently has over 25 members and that Mr. Marcus’s service on the FNIH Board commenced prior to Dr. Freire’s becoming President and Executive Director in November 2012.

Information on Board of Directors and Its Committees

The Board of Directors held eleven meetings and took action on six occasions by unanimous written consent during 2014. Each of our directors attended at least 75% of the aggregate number of meetings held by (i) the Board of Directors during such director’s respective term of service in 2014, and (ii) each committee during the period in 2014 for which such director served as a member.

Mr. Marcus, as Chairman of the Board, generally presides over all meetings of the Board of Directors. The Company encourages each member of the Board of Directors to attend each annual meeting of the Company’s stockholders. All directors attended the annual meeting of stockholders held on May 29, 2014. The Board of Directors has an Audit Committee, a Compensation Committee, a Nominating & Governance Committee, and a Pricing Committee to which the Board of Directors has delegated certain authority with respect to the issuance of securities under the Company’s shelf registration statement.

Board Leadership Structure

The Board of Directors has not taken a position on the desirability, as a general matter, of combining the roles of Chief Executive Officer and Chairman in a single individual as compared to separating those roles. Rather, the Board of Directors believes that decisions regarding the individuals most appropriate to fill these and other critical senior leadership positions are highly dependent on the specific circumstances of the Company and its leadership at the time of such decisions, including the availability of qualified candidates for the position and the specific talents and experience of the available candidates.

The Board of Directors believes that the Company’s Chief Executive Officer, Joel S. Marcus, is currently the director best situated to serve as Chairman because he is the director most familiar with the Company’s business and industry, and the director most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Mr. Marcus has served as director of the Company since its inception in 1994, was Vice Chairman of the Board of Directors from the Company’s inception until his appointment as Chairman of the Board of Directors, and has been responsible for directing its operations and developing and executing its strategies as Chief Executive Officer since 1997, a tenure that is longer and substantially more involved than that of any other individual currently serving as director.

Mr. Marcus was initially elected as Chairman in 2007 upon the resignation of Jerry M. Sudarsky, a founder of the Company who had served as its Chairman since the Company’s inception in 1994 and whose strategic vision and leadership skills, the Board of Directors believes, had been critical to the growth and success of the Company. At the time of this important transition, the Board of Directors determined that Mr. Marcus’s long and successful tenure as Chief Executive Officer and a director of the Company best qualified him to serve as Chairman. The Board of Directors has reached the same conclusion in connection with its nominations each year since 2007.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS (continued)

The Board of Directors believes that independent directors and management have different perspectives and roles in the development of the strategic vision and risk management of the Company. The Company’s independent directors bring experience, oversight, and expertise from outside the Company and the Company’s industry, while the Chief Executive Officer brings his Company-specific experience and expertise. The Board of Directors believes that the combined role of Chief Executive Officer and Chairman, at least in this particular case, promotes development and execution of the strategic vision and risk management of the Company, and facilitates information flow between management and the Board of Directors, functions that are essential to effective governance.

One of the key responsibilities of the Board of Directors is to develop the Company’s strategic direction and hold management accountable for the execution of that strategy once it is developed. The Board of Directors believes that, in this case and at this point in the Company’s history, the combined role of Chairman and Chief Executive Officer, together with an independent Lead Director having the duties described below, is in the best interest of the Company because it currently provides the appropriate balance between strategy development and independent oversight of management.

Lead Director

Mr. Jennings, the Lead Director and an independent director, is the presiding director for all regularly scheduled executive sessions of the independent directors. In the event that Mr. Jennings is not available for any reason to preside over a regularly scheduled executive session of the independent directors, the remaining independent directors will designate another independent director to preside over the executive session. As Lead Director, Mr. Jennings’s duties and responsibilities include consulting with the Chairman of the Board of Directors regarding the schedule and agenda for Board of Directors meetings, acting as a liaison between the non-management directors as a group and management, and such other duties and responsibilities as the Board of Directors may determine from time to time.

The Board’s Role in Risk Oversight

The Board of Directors has an active role in overseeing management of the Company’s risks. The Board of Directors regularly reviews information regarding the Company’s credit, liquidity, and operations, including the risks associated with each. The Nominating & Governance Committee, the membership of which currently includes all the independent directors, manages risks associated with the structure and composition of the Board of Directors, potential conflicts of interest, and the Company’s overall corporate governance structures and procedures. The Audit Committee oversees management of financial risks. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed about such risks.

The Board of Directors’ risk oversight function and procedures, which are principally administered through its committees, affect the Board of Directors’ leadership structure by dictating that each of the committees should be chaired by the director most qualified to address the risks within the purview of such committee, and that the activities of the committees should be observed and coordinated by the Lead Director. The Board of Directors has also determined that the critical importance of the Nominating & Governance Committee’s role of overseeing the corporate governance of the Company to ensure effective risk oversight, among other objectives, dictates that all independent directors be members of the Nominating & Governance Committee.

Audit Committee

The Audit Committee consists of Directors Klein (Chair), Hash, and Jennings. It held eight formal meetings in 2014. The Board of Directors has adopted a written charter for the Audit Committee. The charter of the Audit Committee is published on the Company’s website at www.are.com. The Audit Committee is directly responsible for the appointment, compensation, and oversight of the work of the independent registered public accountants who audit the Company’s financial statements and of the Company’s internal audit function. In addition, the Audit Committee discusses the scope and results of the audit with the independent registered public accountants, reviews the Company’s interim and year-end operating results with management and the independent registered public accountants, considers the adequacy of the Company’s internal accounting controls and audit procedures, and preapproves all engagements with the Company’s independent registered public accountants, including both audit and non-audit services. The Audit Committee also reviews and recommends to the Board of Directors any changes that may be required to the Company’s Business Integrity Policy (described further under “Corporate Governance Guidelines and Code of Ethics” on page 52).

The Board of Directors has determined that each of Messrs. Klein, Hash, and Jennings is an “audit committee financial expert” within the meaning of the rules of the Securities and Exchange Commission and is independent in accordance with the applicable New York Stock Exchange listing standards and Securities and Exchange Commission rules.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS (continued)

Audit Committee Report

This Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that Alexandria Real Estate Equities, Inc., a Maryland corporation (the “Company”), specifically incorporates it by reference into a filing.

The Audit Committee of the Board of Directors (the “Board of Directors”) of the Company is comprised of three directors and acts under a written charter adopted and approved by the Board of Directors. Each member of the Audit Committee has been determined by the Board of Directors to be an independent director in conformity with the listing standards of the New York Stock Exchange and regulations of the Securities and Exchange Commission.

Management has the primary responsibility for the Company’s financial statements and reporting process. The Company’s independent registered public accountants are responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles. The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. The limitations inherent in the oversight role of a committee of the Board of Directors, however, do not provide the Audit Committee with a basis independent of management and the Company’s independent registered public accountants to determine that accounting and financial reporting principles and policies have been appropriately applied by management or that the Company’s internal control procedures designed to ensure compliance with accounting standards and applicable laws and regulations have been appropriately implemented.

The Audit Committee has reviewed the Company’s audited financial statements and has discussed them with management and the independent registered public accountants. The Audit Committee has also discussed with the independent registered public accountants the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board; has received the written disclosures and the letter from the independent registered public accountants required by the Public Company Accounting Oversight Board regarding the independent registered public accountants’ communications with the Audit Committee concerning independence; and has discussed with the independent registered public accountants their independence from the Company and its management. The Audit Committee has further considered whether the independent registered public accountants’ provision of non-audit services to the Company is compatible with the auditors’ independence.

The Audit Committee met with the internal and independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. In addition, the Audit Committee met with the Chief Executive Officer and Chief Financial Officer of the Company to discuss the processes that they have undertaken to evaluate the accuracy and fair presentation of the Company’s financial statements and the effectiveness of the Company’s system of disclosure controls and procedures.

In reliance on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report filed with the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2014.

AUDIT COMMITTEE
Richard H. Klein, Chair Steven R. Hash Richard B. Jennings

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS (continued)

Nominating & Governance Committee

The Nominating & Governance Committee consists of Directors Atkins (Chair), Freire, Hash, Jennings, and Klein, each of whom has been determined by the Board of Directors to be an independent director in accordance with the applicable New York Stock Exchange listing standards. The Nominating & Governance Committee held five formal meetings during 2014. The charter of the Nominating & Governance Committee is published on the Company’s website at www.are.com. The Nominating & Governance Committee is responsible for, among other things, making recommendations to the Board of Directors with respect to corporate governance policies and reviewing and recommending changes to the Company’s corporate governance guidelines. The Nominating & Governance Committee also recommends to the Board of Directors candidates for nomination for election as directors of the Company and for appointment as members of the committees of the Board of Directors.

The Nominating & Governance Committee considers candidates suggested by stockholders for nomination for elections to be held at annual meetings of stockholders. Any stockholder who wishes to suggest a prospective candidate for the Board of Directors for consideration by the Nominating & Governance Committee may do so by complying with the advance notification and other requirements of the Company’s Bylaws regarding director nominations. Any stockholder-suggested nominee and any accompanying materials must be submitted in accordance with the Bylaw procedures for consideration by the Nominating & Governance Committee and will be forwarded to the Chair of the Nominating & Governance Committee for review and consideration. Director nominees suggested by stockholders will be evaluated in the same manner, and will be subject to the same criteria, as other nominees evaluated by the Nominating & Governance Committee. The Nominating & Governance Committee also considers candidates for director suggested by its members, other directors, and management, and may from time to time retain a third-party executive search firm to identify director candidates for the Nominating & Governance Committee.

In addition, our Bylaws set forth the requirements for direct nomination by a stockholder of persons for election to the Board of Directors. The advance notice procedures of our Bylaws, among other requirements, provide that, to be timely, a stockholder’s notice with respect to director nominations must be delivered to our Secretary at our principal executive office not earlier than the 150th day nor later than 5:00 p.m., Pacific Time, on the 120th day prior to the first anniversary of the date of the Proxy Statement for the preceding year’s annual meeting.

Generally, once the Nominating & Governance Committee has identified a prospective nominee, the Nominating & Governance Committee makes an initial determination as to whether to conduct a full evaluation of the candidate based on information provided to the Nominating & Governance Committee with the recommendation of the candidate, as well as the Nominating & Governance Committee’s own knowledge of the candidate, which may be supplemented by inquiries to the person making the recommendation or others. The initial determination is based primarily on the need for additional directors to fill vacancies or expand the size of the Board of Directors and the likelihood that the candidate can satisfy the evaluation factors described below. If the Nominating & Governance Committee determines, in consultation with the Chair of the Board of Directors and other directors, as appropriate, that additional consideration is warranted, it may request a third-party search firm to gather additional information about the candidate’s background and experience and to report its findings to the Nominating & Governance Committee. The Nominating & Governance Committee then evaluates the candidate against the standards and qualifications set out in guidelines for director candidates adopted by the Board of Directors (the “Board Candidate Guidelines”), including the nominee’s management, leadership, and business experience; skills and diversity; financial literacy; knowledge of directorial duties; integrity; and professionalism.

Consistent with the Board Candidate Guidelines, the Nominating & Governance Committee seeks nominees who will provide the Board of Directors with a broad diversity of perspectives, experience, expertise, professions, skills, geographic representation, and backgrounds. The Nominating & Governance Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. Generally, however, the Nominating & Governance Committee considers, among other factors, a candidate’s experience and knowledge regarding a variety of aspects of the Company’s unique real estate for the life sciences industry. The Nominating & Governance Committee believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, expertise, knowledge, and abilities that will allow the Board of Directors to fulfill its responsibilities. Although the Nominating & Governance Committee has no formal policy on diversity, the Nominating & Governance Committee considers factors such as gender, race, and culture in its determinations, and nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability, or any other basis proscribed by law.

The Nominating & Governance Committee also considers such other factors as it deems appropriate, including the current composition of the Board of Directors, the balance of management and independent directors, the need for particular expertise (such as Audit Committee expertise), and the evaluations of other prospective nominees. With respect to the nomination of current directors for reelection, the individual’s contributions to the Board of Directors are also considered. In connection with this evaluation, the Nominating & Governance Committee determines whether to interview the prospective nominee; if it is warranted, one or more members of the Nominating & Governance Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Nominating &

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS (continued)

Governance Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated by the Board of Directors, and the Board of Directors ultimately determines whether a prospective nominee will be nominated after considering the recommendation of the Nominating & Governance Committee.

Policies and Procedures with Respect to Related-Person Transactions

The Board of Directors has adopted a written policy setting forth the procedures for the review and approval or ratification of transactions involving the Company and “related persons” within the meaning of the rules and regulations of the Securities and Exchange Commission.

Under this policy, the Nominating & Governance Committee is responsible for reviewing and approving or ratifying all related-person transactions that are required to be reported under the rules and regulations of the Securities and Exchange Commission. In the event that the Chief Executive Officer or Chief Financial Officer of the Company determines that it would be impracticable or undesirable to wait until the next meeting of the Nominating & Governance Committee to review a related-person transaction, the Chair of the Nominating & Governance Committee may act on behalf of the Nominating & Governance Committee to review and approve and/or disapprove the related-person transaction.

In general, related-person transactions are subject to preapproval. In the event that the Company becomes aware of a related-person transaction that was not approved in advance under this policy, the transaction must be reviewed in accordance with this policy as promptly as is reasonably practicable.

In making its determination whether to approve or ratify a related-person transaction, the Nominating & Governance Committee will consider all factors it deems relevant or appropriate, including:

•
Whether the terms of the related-person transaction are fair to the Company and on terms no less favorable than terms generally available in transactions with non-affiliates under similar circumstances;

•	Whether there are legitimate business reasons for the Company to enter into the related-person transaction;

•	Whether the related-person transaction would impair the independence of an outside director;

•
Whether the related-person transaction would present an improper conflict of interest for any director or executive officer, taking into account the size of the transaction, the overall financial position of the director or executive officer, the direct or indirect nature of the director’s or executive officer’s interest in the transaction, the ongoing nature of any proposed relationship, and any other factors deemed relevant; and

•
Whether the related-person transaction is material, taking into account the importance of the interest to the related person, the relationship of the related person to the transaction, the relationship of related persons to each other, and the aggregate value of the transaction.

The policy also contains a list of certain categories of related-person transactions that are preapproved under the policy and therefore are not required to be reviewed or approved by the Nominating & Governance Committee.

Certain Relationships and Related Transactions

From the beginning of fiscal year 2014 to the date of this Proxy Statement, there were no relationships or transactions of a nature required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.

Compensation Committee

The Compensation Committee consists of Directors Klein (Chair), Atkins, and Hash, each of whom has been determined by the Board of Directors to be an independent director in accordance with the applicable New York Stock Exchange listing standards. The Compensation Committee held four formal meetings and took action on five occasions by unanimous written consent, and its members participated in numerous telephone calls related to the duties of the Compensation Committee during 2014. The Compensation Committee has the authority to review and approve compensation arrangements, grant annual incentive awards for executive officers and other employees of the Company, adopt and amend employment agreements for executive officers and other employees of the Company, and administer the Company’s equity and other incentive plans. The charter of the Compensation Committee is published on the Company’s website at www.are.com.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee in 2014 had any relationship or transaction required to be disclosed pursuant to Item 407(e)(4) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS (continued)

2014 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($)	Total ($)
Joel S. Marcus (2)	—	—	—	—
James H. Richardson (3)	31,251	90,700	129,750	251,701
Richard B. Jennings	191,000	109,979	—	300,979
John L. Atkins, III	150,000	109,979	—	259,979
Maria C. Freire, Ph.D.	120,000	109,979	—	229,979
Steven R. Hash	143,337	109,979	—	253,316
Richard H. Klein	190,000	109,979	—	299,979

(1)
The dollar value of restricted stock awards set forth in this column is equal to the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), disregarding for this purpose the estimate of forfeitures. As of December 31, 2014, our non-employee directors held the following amounts of unvested restricted stock awards and phantom stock units:

Restricted Stock and Phantom Stock (#)	James H. Richardson (3)	Richard B. Jennings	John L. Atkins, III	Maria C. Freire	Steven R. Hash	Richard H. Klein
Unvested restricted stock awards	1,666	2,329	2,329	1,931	2,138	2,329
Phantom stock units	—	20,966	—	—	—	—

(2)
Joel S. Marcus, the Company’s Chief Executive Officer, was an employee of the Company in 2014 and thus received no compensation for his services as director. The compensation received by Mr. Marcus as an NEO of the Company is shown in the “Summary Compensation Table” on page 40.

(3)
James H. Richardson, a senior management consultant to the Company, received compensation for services provided to the Company in 2014, consisting of $31,251 for services relating to his duties as a director, and $129,750 of cash payments and a restricted stock award of 1,250 shares, both for non-director-related consulting services.

In 2014, the Company paid each independent director an annual fee of $110,000. The Lead Director and directors who chaired committees received the following additional annual fees: Lead Director, $50,000; Audit Committee Chair, $35,000; Compensation Committee Chair, $35,000; and Nominating & Governance Committee Chair, $25,000. Joel Marcus is the chair of the Pricing Committee and does not receive additional compensation for this role. In addition, the non-chair/non-management members of the following committees received the following additional annual fees: Audit Committee, $15,000; Compensation Committee, $15,000; Nominating & Governance Committee, $10,000; and Pricing Committee, $6,000.

Independent directors are also eligible to receive restricted stock awards under the 1997 Incentive Plan equal to a fixed dollar amount of $110,000, based on the Company’s closing stock price as of the grant date, as compensation for their services as directors. These restricted stock awards generally vest over a period of three years.

In reviewing the form and amount of compensation to be paid to our independent directors in 2014, the Compensation Committee consulted with FTI Consulting, Inc. (“FTI”) and reviewed peer data from the peer group described below under “Compensation Discussion and Analysis-Peer Group Analysis”.

The Company’s Deferred Compensation Plan for Directors, established in December 2001, permits non-employee directors to elect to defer receipt of their annual compensation, meeting fees, and restricted stock awards.

Non-employee directors are required to own shares of the Common Stock worth three times the cash portion of their annual directors’ retainer. See “Stock Ownership Guidelines” on page 38 for more information.

PROPOSAL 2 — NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 added Section 14A to the Securities Exchange Act of 1934, as amended, which requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with the Securities and Exchange Commission’s compensation disclosure rules. At our 2011 Annual Meeting of Stockholders, the stockholders indicated their preference that we solicit this non-binding advisory vote on the compensation of our NEOs every year. The Board has adopted a policy that is consistent with that preference.

This vote is advisory, which means that the vote on executive compensation is not binding on the Company, its Board of Directors, or the Compensation Committee. However, both the Board of Directors and the Compensation Committee will consider and evaluate the results of the vote, together with feedback from stockholders. To the extent there is any significant vote against our NEO compensation as disclosed in this Proxy Statement, the Board of Directors and the Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our NEOs, as described in this Proxy Statement in accordance with the Securities and Exchange Commission’s compensation disclosure rules. The compensation of our NEOs subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this Proxy Statement. As discussed in those disclosures, the Company believes that its compensation philosophy and decisions support our key business objectives of creating value for, and promoting the interests of, our stockholders.

Accordingly, the Board is asking the stockholders to indicate their support for the compensation of our NEOs as described in this Proxy Statement by casting a non-binding advisory vote “FOR” the following resolution, which will be presented at the 2015 Annual Meeting:

“RESOLVED, that the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2015 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED by the stockholders of the Company.”

The affirmative vote of a majority of the votes cast on the matter at the annual meeting will be required to adopt the foregoing resolution.

The Board of Directors unanimously recommends a vote FOR Proposal 2.

EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors (the “Board of Directors”) of Alexandria Real Estate Equities, Inc., a Maryland corporation (the “Company”), has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has concluded that the level of Named Executive Officer compensation for 2014 is fair, reasonable, and in the best interests of the Company and its stockholders, and has recommended to the Board of Directors that the CD&A be included in this Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

COMPENSATION COMMITTEE
Richard H. Klein, Chair John L. Atkins, III Steven R. Hash

Compensation Discussion and Analysis

This section explains our executive compensation program as it relates to the six NEOs whose fiscal year 2014 compensation information is presented in the tables following this discussion in accordance with Securities and Exchange Commission rules. Unless otherwise indicated or the context otherwise requires, all references in this section to “Alexandria,” “the Company,” “we,” “us,” and “our” refer to Alexandria Real Estate Equities, Inc., a Maryland corporation.

COMPENSATION DISCUSSION AND ANALYSIS - Executive Summary

EXECUTIVE SUMMARY

Why You Should Vote for Our 2015 Say-On-Pay Proposal (Proposal 2 on page 18)

Background
●
We received significant support from our stockholders on our 2014 say-on-pay proposal–approximately 87% of the votes cast were in favor of our say-on-pay proposal–a substantial increase over the previous year, indicating strong support of our executive compensation programs.

Stockholder Outreach
●
The Compensation Committee and management have continued to seek stockholder input. Our outreach efforts included holders of over 60% of our outstanding shares as of December 31, 2014, and we also engaged in discussions with ISS and Glass Lewis, the two leading proxy advisory firms.

2014 Corporate Performance
●
Our total stockholder return (“TSR”) of 44.7% in 2014 was #1 in our peer group, was #1 among companies included in the FTSE NAREIT Equity Office Index, and was higher than the total return of various indices, including the SNL US REIT Office Index, the S&P 500 Equity Index and the Russell 2000 Index.

● As described below, we also had strong year-over-year growth in funds from operations (“FFO”) per share and net asset value (“NAV”).
Executive Compensation Changes
●
The only changes made to our executive compensation program and related disclosure since our stockholders overwhelmingly supported our program in 2014 were the changes intended to further align pay with performance and promote transparency that are described below under “Changes to Compensation Programs as a Result of Stockholder Engagement.”

Compensation Philosophy

As described below under “Our Compensation Committee’s Philosophy,” the fundamental principle that drives pay decisions of the Compensation Committee is to reward performance. The experience, abilities, and commitment of our NEOs (whose tenure ranges from 12 to 21 years) provide the Company with unique skill sets in the business of owning and operating real estate for the broad and diverse life science industry, and therefore have been and will continue to be critical to the Company’s long-term success, including achievement of each of our key objectives: profitability, growth in FFO per share and NAV, and creation of long-term stockholder value. The Compensation Committee believes that each NEO’s total annual compensation should vary with the performance of the Company for the year in question.

COMPENSATION DISCUSSION AND ANALYSIS - Executive Summary (continued)

2014 Strategic Goals and Results

Our primary strategic goals for 2014, established in late 2013, focused on a multi-year strategy to deliver significant achievements toward growth in FFO per share and net asset value, which we believe resulted in significant long-term stockholder value, were as follows:

•	Solid operating performance from our core operating asset base resulting in growth in total revenues, net operating income and cash flows;

•
Allocating capital to highly leased Class A development projects in urban innovation cluster submarkets with high barriers to entry, resulting in growth in total revenues, net operating income and cash flows; and

•
Improvement in our long-term capital structure, including extending weighted average remaining term of outstanding debt, laddering of debt maturities, maintaining moderate balance sheet leverage, and maintaining a moderate level of non-income producing assets for future ground-up development.

TSR in 2014: 44.7%

Growth in FFO Per Share (1)	Growth in NAV Per Share (2)	Disciplined Allocation of Capital (3)

Cambridge
Mission Bay/SoMa
32%
24%
8%
New York City
18%
18%
Other
Torrey Pines/UTC

(1)    For information on the Company’s FFO, including definitions and reconciliations to the most directly comparable GAAP measures, see pages 60, 99, and 100 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

(2) Source: Real Estate Securities Monthly by Green Street Advisors.
(3) Represents allocation of capital for the year ended December 31, 2014, primarily to highly leased Class A development projects in urban innovation cluster submarkets with high barriers to entry.

TSR								TSR: 5/28/97 (IPO) through 3/31/15

3 Months Ended		1 Year Ended		2 Years Ended		3 Years Ended

$1,000
$800
$600
$400
$200
$0
05/28/97
12/31/98
12/31/00
12/31/02
12/31/04
12/31/06
12/31/08
12/31/10
12/31/12
12/31/14
03/31/15
Alexandria Real Estate Equities, Inc.
SNL US REIT Office Index
FTSE NAREIT Equity Office Index
S&P 500 Index
Russell 2000 Index

3/31/15		12/31/14		12/31/14		12/31/14

ARE	11.3%	ARE	44.7%	S&P	50.5%	S&P	74.6%
FTSE	6.7%	Peers	32.2%	Russell	45.6%	Russell	69.4%
SNL	6.5%	SNL	26.1%	ARE	38.2%	Peers	56.3%
Peers	5.7%	FTSE	25.9%	SNL	34.3%	SNL	53.9%
Russell	4.3%	S&P	13.7%	Peers	33.0%	FTSE	51.7%
S&P	1.0%	Russell	4.9%	FTSE	32.9%	ARE	43.1%
ARE: Alexandria Real Estate Equities, Inc.
FTSE: FTSE NAREIT Equity Office Index
Peers: Our Peer Group of Eight
Russell: Russell 2000 Index
SNL: SNL US REIT Office Index
S&P: S&P 500 Index
Source: SNL Financial LC, Charlottesville, VA | ©2015 | www.snl.com								Source: SNL Financial LC, Charlottesville, VA | ©2015 | www.snl.com

COMPENSATION DISCUSSION AND ANALYSIS - Executive Summary (continued)

Significant and Proactive Stockholder Engagement

Stockholder Engagement Process

A critical component of the Compensation Committee’s process has been to maintain active ongoing engagement with our stockholders. We received significant support from our stockholders on our 2014 say-on-pay proposal with respect to 2013 NEO compensation – approximately 87% of the votes cast were in favor of the proposal – a substantial increase over the previous year, indicating strong support of our executive compensation programs. The Compensation Committee and management have continued to seek stockholder input. Our outreach efforts with respect to 2014 NEO compensation have again included outreach to holders of over 60% of our outstanding shares as of December 31, 2014. These discussions were led on behalf of the Company by Mr. Klein, the Chair of our Compensation Committee.

The Compensation Committee also engaged in discussions with ISS and Glass Lewis, the two leading proxy advisory firms, to better understand their methodology, rationale, and comments from 2014, to ensure an understanding of all the issues previously raised by them as well as any emerging areas of focus going into the 2015 proxy season, and to discuss potential changes to the compensation program intended to address any remaining stockholder concerns. These discussions were also led on behalf of the Company by Mr. Klein.

Positive Feedback from Stockholders

In addition to the feedback described below under “Changes to Compensation Programs as a Result of Stockholder Engagement,” we also received the following positive feedback from stockholders:

•	Praise for our stockholder engagement efforts and the changes to our compensation program made as a result of such engagement;

•	Appreciation for the enhanced disclosure in our 2014 proxy statement, which we have maintained and expanded in this proxy statement;

•	Acknowledgement that the Compensation Committee uses an appropriate balance of predetermined objective metrics and discretionary decisions;

•	Support for our emphasis on long-term performance-based compensation; and

•
Strong support for the change from single-trigger to double-trigger vesting acceleration in all future equity awards granted to the CEO (as described below under “Potential Payments upon Termination or Change in Control–Mr. Marcus”) and amendment of our Amended and Restated 1997 Stock Incentive and Award Plan to change from single trigger to double trigger for all other employees without existing contractual commitments.

Other Stockholder Feedback

Additionally, we learned that it is the policy of one of our largest investors (a foreign investor holding more than 7% of our outstanding shares of Common Stock as of the record date, the close of business on March 31, 2014, for our 2014 annual meeting) to evaluate our executive compensation program according to international market practices and that it voted against our say-on-pay proposal last year primarily as a result of our change-in-control cash benefits being greater than two times annual base salary plus target bonus. None of our other stockholders has expressed similar concern and therefore the Compensation Committee has determined that our change-in-control cash benefits are reasonable and appropriate in light of U.S. market practices, our industry and our peer group. If this investor had voted for our 2014 say-on-pay proposal, we would have received 94% of the votes cast in favor of the proposal.

COMPENSATION DISCUSSION AND ANALYSIS - Executive Summary (continued)

Changes to Compensation Programs as a Result of Stockholder Engagement

The Compensation Committee’s direct interaction with stockholders and proxy advisors prompted changes to our compensation program. We take seriously the views of our stockholders and took into consideration all the various inputs we received. We intend to continue to interact with our key stockholders and solicit input from them on a regular basis.

The following chart describes the actions taken in 2014 before our 2014 say-on-pay vote.

Category	Actions in 2014 Prior to May 2014
Refined peer group	Consists of companies that either (i) own significant amounts of office/laboratory properties or (ii) are competitors within 2.5x of ARE’s total assets, total revenues, and market capitalization

CEO base salary	No increase in base salary since January 2012

CEO annual cash incentive award	Enhanced disclosure of performance goals; CEO target bonus is below average and median of our peer group

CEO annual LTI grant	Target reduced by 20%; also, award is capped at a maximum amount

Elimination of CEO equity grant performance carryforward/carryback feature
Eliminated from current and future awards feature allowing excess performance in one year to be carried forward or back to future or past years, resulting in permanent forfeiture of $1.15 million, which otherwise may have been earned

Performance portion of annual CEO LTI grant
Single 3-year performance period, rather than 3 one-year periods; goals include (i) minimum growth in FFO per share and (ii) an adjustment up or down based upon TSR relative to the FTSE NAREIT Equity Office Index

The following chart describes actions taken after our 2014 say-on-pay vote. The actions described with respect to the CEO were taken in connection with the amendment and restatement of Mr. Marcus’s employment agreement in early April 2015, which also extended the term of Mr. Marcus’s employment as Chief Executive Officer from December 31, 2016 to March 31, 2018, retained his term as Executive Chairman thereafter until December 31, 2018 and made certain other non-substantive changes.

Description	Old Agreement	New Agreement
End of CEO term	12/31/16	3/31/18

End of Executive Chairman term	12/31/18	12/31/18

Category	Actions Since May 2014
Change-in-control vesting of equity awards
Changed from single trigger to double trigger in all future equity awards granted to the CEO (as described below under “Potential Payments upon Termination or Change in Control–Mr. Marcus”) and amended our Amended and Restated 1997 Stock Incentive and Award Plan to change from single trigger to double trigger for all other employees without existing contractual commitments

CEO annual cash incentive award	Provided disclosure supporting target bonus below both the average and median of our peer group; see page 31.

Objective CEO annual incentive performance goals	Revised goals to make more objective. For a further description, see “Overview of 2015 Performance Goals for 2015 Annual Cash Incentive Bonus Awards” on page 35.

Disclosure of CEO annual incentive corporate performance goals	Disclosed weighting, goals and actual performance for CEO's annual cash incentive award in this Proxy Statement; see page 32.

COMPENSATION DISCUSSION AND ANALYSIS - Executive Summary (continued)

Executive Compensation Governance Highlights

What We Do
✓	Executive Compensation Program Designed to Align Pay with Performance	✓	Prohibit Hedging and Restrict Pledging of Company Stock
✓	Conduct an Annual Say-on-Pay Vote	✓	Retain an Independent Compensation Consultant
✓	Seek Input From, Listen to and Respond to Stockholders	✓
Include Double-Trigger Change-in-Control Provisions in all Future Equity Awards Granted to the CEO (as Described Below Under “Potential Payments upon Termination or Change in Control–Mr. Marcus”) and all Other Employees Without Existing Contractual Commitments

✓	Employ a Clawback Policy
✓	Utilize Stock Ownership Guidelines
✓	Mitigate Inappropriate Risk Taking

What We Do Not Do
✗	Provide Tax Gross-ups	✗	Provide Guaranteed Bonuses
✗	Provide Excessive Perquisites	✗	Provide Excessive Change-in-Control or Severance Payments
✗	Reprice Stock Options

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Compensation Governance

Our Compensation Committee and its Philosophy

Our Compensation Committee

The Compensation Committee consists of three independent directors, Messrs. Klein (Chair), Atkins, and Hash. The Compensation Committee administers our executive compensation program and is responsible for reviewing and approving our compensation policies and the compensation paid to our NEOs and other executive officers. The charter of the Compensation Committee includes these responsibilities, and the Board of Directors periodically reviews and revises the charter. In 2014, the Compensation Committee held four formal meetings and took action on five occasions by unanimous written consent, and its members participated in numerous telephone calls related to the duties of the Compensation Committee in 2014.

Our Compensation Committee’s Philosophy

The fundamental principle that drives pay decisions of the Compensation Committee is to reward performance. The experience, abilities, and commitment of our NEOs (whose tenure ranges from 12 to 21 years) provide the Company with unique skill sets in the business of owning and operating niche real estate for the broad and diverse life science industry, and therefore have been and will continue to be critical to the Company’s long-term success, including achievement of each of our key objectives: profitability, growth in FFO per share, NAV, and long-term stockholder value. The Compensation Committee believes that each NEO’s total annual compensation should vary with the performance of the Company for the year in question.

The Compensation Committee believes that our compensation program:

•	Creates incentives for management to support our key business objectives of increasing FFO per share and NAV, and creating long-term stockholder value;

•	Addresses stockholder concerns while continuing to effectively motivate our NEOs;

•	Sets rigorous performance goals;

•	Distinguishes between short- and long-term time horizons and objectives;

•	Aligns pay and performance; and

•	Effectively rewards our NEOs for accomplishments.

Consistent with the Compensation Committee’s pay-for-performance philosophy, the Compensation Committee considers the Company’s financial and operational performance, individual achievement, and market conditions when determining executive compensation. The Compensation Committee used a disciplined approach for determining each NEO’s compensation for 2014, based on the following general principles:

•	Base salary should generally be an important but relatively small portion of total compensation;

•	Annual cash incentive awards should be performance based;

•
At least 50% of total annual compensation should be “at risk” compensation in the form of equity in order to align a significant amount of compensation with the interests of the Company’s stockholders, and should be granted based on achievement of corporate and individual objectives; and

•
Each NEO’s total compensation should include an evaluation of the officer’s individual performance, position, tenure, experience, expertise, leadership, management capability, and contribution to profitability and growth in FFO per share, NAV, and long-term stockholder value.

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Role of the Compensation Consultants

The Compensation Committee engaged Pearl Meyer & Partners, an independent compensation consultant, and directed it to conduct a comprehensive review of the compensation program for our Chief Executive Officer. Pearl Meyer & Partners assisted the Compensation Committee by providing recommendations on: (i) best practices; and (ii) plan designs for the CEO intended to reinforce key business objectives, strengthen the alignment between pay and performance. Pearl Meyer & Partners also participated in discussions with the Compensation Committee regarding the policies of proxy advisory services and concerns cited within their 2014 analyses. Pearl Meyer & Partners did not provide any other services to the Compensation Committee or the Company during 2014.

The Company also continued in 2014 to engage FTI, an external compensation consultant that specializes in the real estate industry and has been engaged by the Company for several years, to conduct a simultaneous but separate review of Mr. Marcus’s compensation program and, if appropriate, to recommend changes to ensure a fair, reasonable, and balanced compensation program for Mr. Marcus that motivates and rewards performance while closely aligning the interests of our Chief Executive Officer with those of our stockholders. FTI also reviewed the Company’s disclosure of various compensation and benefits payable to each NEO upon certain termination events, and provided compensation data and recommendations to our Board of Directors.

The Compensation Committee has considered and assessed all relevant factors, including but not limited to those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, as amended, that could give rise to a potential conflict of interest with respect to Pearl Meyer & Partners’ work and FTI’s work. The Compensation Committee determined, based on its analysis of these factors, that the work of Pearl Meyer & Partners and FTI, and the individual compensation advisors employed by Pearl Meyer & Partners and FTI as compensation consultants, do not create any conflict of interest.

Role of Named Executive Officers

Mr. Marcus reviews in depth the performance of the other NEOs with the Compensation Committee and makes recommendations to the Compensation Committee for its review and final determination. The NEOs and the Company’s finance and human resources teams provide market and Company information to the Compensation Committee that is used in determining each NEO’s compensation in light of the Company’s absolute and relative performance and individual contributions.

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Peer Group Analysis

With the assistance of the compensation consultants and senior management, the Compensation Committee gathers and reviews information about the compensation program and processes of other publicly traded REITs as an informal “market check” of compensation practices, salary levels, and target incentive levels. In reviewing this information, the Compensation Committee considers whether its compensation decisions are consistent with market practices. The Compensation Committee evaluates compensation primarily on the corporate objectives discussed above under “Our Compensation Committee’s Philosophy,” with a comparison to peers being just one of the factors considered.

In selecting a peer group, the Compensation Committee focused first on our direct competitors, which are the REITs that own office/laboratory properties. Because we only have five direct competitors in our complex real estate niche, the Compensation Committee next added REITs with which we compete for talent, acquisitions, and tenants, and whose total assets, total revenues, and equity capitalizations are no greater than 2.5 times ours. The current peer group consists of the following companies:

Description	Direct Competitor
Own office/laboratory properties	●	BioMed Realty Trust, Inc.
	●	Boston Properties, Inc.
	●	HCP, Inc.
	●	Highwoods Properties, Inc.
	●	Kilroy Realty Corporation

Compete for talent, acquisitions, and tenants, and within 2.5x of our total assets, total revenues, and equity capitalization	●	Digital Realty Trust, Inc.
	●	Douglas Emmett, Inc.
	●	SL Green Realty Corp.

2014 Rankings Relative to Peer Group Selected by the Compensation Committee

Criteria	Percentile Rank
Total Assets (1)	50%
Total Revenues (2)	50%
Equity Capitalization (1)	50%
FFO Per Share Growth (3)	88%
FFO Multiple (1)	63%

Criteria	Percentile Rank
EBITDA Margin (2)	63%
Funds Available for Distribution (2)	50%
Cash Same Property NOI Growth (3)	75%
Investment-Grade Client Tenants Among Top 10 Client Tenants (1)	100%

Average of all criteria: 65%

(1)	As of December 31, 2014.

(2)	For the year ended December 31, 2014.

(3)	Represents the year ended December 31, 2014, compared to the year ended December 31, 2013.

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COMPENSATION DISCUSSION AND ANALYSIS (continued)

Key Elements of the Compensation Program

Our executive compensation program consists of three principal components.

What We Pay	Why We Pay It
Base Salary	●
The Compensation Committee views base salary as the fixed compensation that is paid for ongoing performance throughout the year and that is required to attract, retain, and motivate Company executives.

●
The base salaries of our NEOs are determined in consideration of their position, responsibilities, personal expertise and experience, and prevailing base salaries at the Company and elsewhere for similar positions.

●
NEOs are eligible for periodic increases in their base salary as a result of Company performance AND the performance of the NEOs, based principally on their performance, including leadership, contribution to Company goals, and stability of operations.

Annual Cash Incentive Awards	●
Annual cash incentives for NEOs reflect the Compensation Committee’s belief that a significant portion of the annual compensation of each NEO should be “at risk,” and therefore contingent upon the performance of the Company, as well as the individual contribution of each NEO.

	●	Annual cash incentives further align our NEOs’ interests with those of our stockholders and help us attract, retain, and motivate executive talent.

Long-Term Equity Compensation	●	The Company’s equity compensation is designed to align the interests of NEOs and other employees with the interests of stockholders through growth in the value of its Common Stock.
	●	As determined by the Compensation Committee, the Company awards restricted stock as long-term incentives to motivate, reward, and retain NEOs and other employees.
●
Restricted stock awards are utilized because their ultimate value depends on the future stock price performance of the Company, providing motivation through variable “at risk” compensation and direct alignment with stockholders.

Pension Plan

The Company also maintains a Pension Plan, which is designed to provide eligible employees of the Company, including the NEOs, with benefits upon retirement. The Board of Directors believes it is important to the Company’s attraction and retention objectives to provide a reasonable income replacement for the eligible employees, including NEOs, during retirement.

Under the Pension Plan, a hypothetical account is established for each participant for record-keeping purposes. Each year, a participant’s cash balance account is credited with a hypothetical employer contribution and with hypothetical earnings. These amounts are hypothetical because the hypothetical account balance must be converted into an annuity payable at normal retirement age (“NRA”), as defined in the Pension Plan. This future benefit at NRA can then be converted into a lump-sum benefit. The lump-sum distribution at NRA may be higher or lower, depending on interest rates in effect at that time. Hypothetical earnings are credited at a rate, compounded annually, equal to the rate for 30-year United States Treasury securities for the December preceding the applicable calendar year. The rate was 3.89% for 2014. Benefits under the Pension Plan are vested at all times, are obligations of the Company, and are payable in the form of a lump sum or a single or joint and survivor annuity upon death, disability, other termination of employment, or retirement at or after the age of 62. See the “Pension Benefits Table” for more information.

Deferred Compensation Plan

The Company also has a 2000 Deferred Compensation Plan (the “DC Plan”), which is an unfunded plan designed to permit compensation deferrals for a select group of the Company’s management or highly compensated employees.

Eligibility to participate in the DC Plan is limited to employees of the Company who (i) qualify as accredited investors under the Securities Act of 1933, (ii) fall within a select group of management or highly compensated employees for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and (iii) meet certain other eligibility requirements. Participants’ deferral amounts under the DC Plan are credited or charged, as the case may be, with the investment performance of mutual funds and other publicly traded securities designated by the participants and certain other investments designated by the Company. During 2014, the Company did not contribute any amount to participants’ accounts under the DC Plan in addition to the compensation deferred by the participants. See “2014 Nonqualified Deferred Compensation Table” on page 43 for additional details.

COMPENSATION DISCUSSION AND ANALYSIS (continued)

2014 and 2015 Compensation Decisions

The allocation of compensation among salary, cash incentive, long-term incentive awards, and all other compensation for our NEOs for 2014, based on information included in the Summary Compensation Table, was as follows:

Compensation Element	Joel S. Marcus	Dean A. Shigenaga	Thomas J. Andrews	Peter M. Moglia	Stephen A. Richardson	Daniel J. Ryan	Average % of Total
Base Salary	$895,000	$425,000	$450,000	$425,000	$425,000	$410,000	12%
Cash Incentive	1,993,625	650,000	650,000	525,000	650,000	525,000	19
Long-Term Incentive (1)	7,931,829	2,212,500	1,991,250	1,770,000	1,770,000	1,548,750	66
Other Compensation	184,921	127,306	132,094	122,554	127,452	112,302	3
Total Compensation	$11,005,375	$3,414,806	$3,223,344	$2,842,554	$2,972,452	$2,596,052	100%

(1)
The dollar values of restricted stock awards set forth in this column are equal to the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, disregarding for this purpose the estimate of forfeitures. A discussion of the assumptions used in calculating the grant date fair value is set forth in Notes 2 and 14 of the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Base Salaries

The Compensation Committee approved the following increases in base salaries:

Name	2014 Base Salary	2013 Base Salary	% Increase
Joel S. Marcus (1)	$895,000	$895,000	—
Dean A. Shigenaga (2)	425,000	337,000	26.1%
Thomas J. Andrews (3)	450,000	425,000	5.9%
Peter M. Moglia (2)	425,000	375,000	13.3%
Stephen A. Richardson (3)	425,000	408,000	4.2%
Daniel J. Ryan (3)	410,000	375,000	9.3%

(1)	Base salary has not changed since 2012 as his current base salary was in line with the peer group selected by the Compensation Committee.

(2)	Base salary increases were a result of performance in 2013 and a determination to bring base salaries closer in line with market and those of our other NEOs.

(3)	Base salary increases were a result of performance in 2013 and also reflected a cost-of-living adjustment pursuant to their employment agreement.

COMPENSATION DISCUSSION AND ANALYSIS (continued)

2014 Cash Incentive Bonuses

Structure of Cash Incentive Bonuses

Joel Marcus – CEO. Under Mr. Marcus’s 2014 Employment Agreement, there is no guaranteed cash incentive bonus, and 100% of his annual incentive award opportunities are tied to achievement of predetermined corporate and individual goals. Sixty percent of Mr. Marcus’s annual cash incentive bonus is based upon the achievement of predetermined corporate performance measures and 40% is based upon the achievement of predetermined individual performance measures. The Committee believes this mix is appropriate because it balances the teamwork and common purpose mentality necessary to maximize corporate success, while at the same time motivating Mr. Marcus to achieve individual objectives appropriate for his position, as described in more detail below. For 2014, Mr. Marcus was eligible for the following threshold, target, and maximum amounts as a percentage of his base salary:

Level	Percentage of Base Salary	Amount of Cash Incentive Bonus
Threshold	75%	$671,250
Target	150%	$1,342,500
Maximum	225%	$2,013,750

In comparison to the target annual incentive bonus for each CEO of our peer group, the target bonus percentage for our CEO is below the average and median of our peer group:

Company	Target Bonus as a Percentage of Base Salary
BioMed Realty Trust	135%
Boston Properties, Inc.	230%
Digital Realty Trust, Inc.	100%
Douglas Emmett, Inc.	N/A (1)
HCP, Inc.	275%
Highwoods Properties, Inc.	132%
Kilroy Realty Corporation	245%
SL Green Realty Corp.	200%
Alexandria Real Estate Equities, Inc.	150%
Average (excluding Alexandria)	188%
50th Percentile (excluding Alexandria)	200%

(1)	Not disclosed by company and excluded from average and median.

Other NEOs. The employment agreements for Messrs. Shigenaga, Andrews, Moglia, Richardson, and Ryan provide for cash incentive bonuses that are awarded at the discretion of the Compensation Committee. The Compensation Committee considered a more formulaic approach, but decided the existing method permits the Compensation Committee to adjust compensation based on a wide range of factors relating to both Company and individual performance. In exercising its discretion, the Compensation Committee performs a holistic review and does not assign specific weights to any particular factor. See page 34 for assessment of individual performance.

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Mr. Marcus’s 2014 Corporate Goals and Assessment of 2014 Corporate Performance

Mr. Marcus’s employment agreement provides that with respect to the 60% of his annual cash bonus that is based upon achievement of pre-determined corporate performance measures, the annual performance measures are to be established each year by the Compensation Committee, weighted 50% toward balance sheet management goals and 50% toward profitability and NAV-related goals.

The corporate performance measures for each category are established based upon a comprehensive review of the Company’s 2013 financial and operating performance and 2014 budgets. With respect to balance sheet management, the 2014 goals established by the Compensation Committee, and the actual achievement of those goals, were as follows:

Balance Sheet Goals	Weighting	Threshold 75%	Target 150%	Maximum 225%	Actual
Liquidity (1)	25%	> $500 million	> $1 billion	> $1.2 billion	$1.5 billion	Maximum
Net debt to adjusted EBITDA(2)	25%	< 8.0x	< 7.5x	< 7.0x	7.2x	Target
Fixed charge coverage ratio(3)	25%	> 2.5x	> 2.7x	> 2.85x	3.3x	Maximum
Appropriate balance of capital options(4)	25%	N/A	N/A	N/A	N/A	Maximum
Summary		$201,375	$402,750	$604,125	$584,000

(1)	This goal was based upon the strategy to maintain a range of liquidity from approximately one to two years of liquidity primarily to fund construction and normal debt maturities.

(2)
This goal was based upon our overall strategy to maintain leverage in 2014 and 2015 in the range from 6.5x to 7.5x, and is measured using the lower of the 3 months ended 12/31/14, annualized, or trailing 12 months.

(3)
This goal was based upon maintaining a solid fixed charge coverage ratio taking into consideration the complexity of forecasting EBITDA contribution from ground-up development projects, and is measured using the greater of the 3 months ended 12/31/14, annualized, or trailing 12 months. Additionally, our goals included consideration of higher interest rates in 2014. Actual interest rates for outstanding borrowings in 2014 were lower than initially forecast.

(4)
This goal provided the Compensation Committee discretion to evaluate how well Mr. Marcus executed strategic capital decisions through 2014, taking into consideration appropriate adjustment in strategy to address various changes in the financial and debt and equity capital markets, including the balance of pricing, tenure, mix of capital structure, long-term capital alternatives, and maturity profile. See assessment of individual performance on page 33.

With respect to Profitability and NAV, the 2014 goals established by the Compensation Committee, and their actual achievement, were as follows:

Profitability and NAV-Related Goals	Weighting	Threshold 75%	Target 150%	Maximum 225%	Actual
Percentage of total ABR from investment grade tenants (1)	20%	> 40.0%	> 45.0%	> 51.0%	56.0%	Maximum
NOI growth - 4Q13 annualized vs 4Q14 annualized (2)	15%	4.0%	6.0%	8.0%	11.6%	Maximum
Same property NOI growth - cash basis (2)	7.5%	1.0%	3.0%	5.0%	5.4%	Maximum
Same property NOI growth (2)	7.5%	—%	1.5%	3.0%	4.4%	Maximum
Amount of RSF leased (3)	15%	> 1.5 million	> 2.0 million	> 2.5 million	2.8 million	Maximum
Growth in ABR in class A assets (4)	15%	2.0%	4.0%	6.0%	17.7%	Maximum
Operating margin (5)	10%	> 65.0%	> 67.0%	> 69.0%	69.9%	Maximum
EBITDA margin (6)	10%	> 55.0%	> 60.0%	> 65.0%	65.4%	Maximum
Summary		$201,375	$402,750	$604,125	$604,125

(1)
These goals were established based upon a REIT industry-leading percentage of 51% as of December 31, 2013, combined with management of the risk of decreases in this ratio from annual contractual or early lease expirations. “ABR” is annualized base rent.

(2)
For the year ended December 31, 2013, our same-property performance represented approximately 78% of our total net operating income. The net operating income growth beyond growth from our same properties is driven by completion of value creation ground-up development projects and redevelopment projects. Net operating income from value creation projects is dependent on leasing of available space and estimates of timing of completion of construction. The strength of NOI growth in 2014 reflects the significant improvement in demand for space in our properties. This significant improvement in demand resulted in less downtime during re-tenancy of space, lease-up of vacancy, and earlier lease-up and delivery of value creation development and redevelopment projects.

(3)
As of December 31, 2013, we had contractual lease expirations aggregating 868,374 RSF, or 5.9% of our total RSF. The target of 2.0 million RSF represented 2.3x the contractual lease expirations of 868,374 RSF at the beginning of 2014.

(4)
The outperformance in growth in annualized base rent from class A assets was driven by stronger demand than originally anticipated, which resulted in higher amount of RSF leased, higher rental rate growth on leasing activity and strong leasing of value creation development and redevelopment space. Additionally, the strong demand in 2014 also resulted in earlier lease-up and earlier recognition of rental revenue.

(5)
The goals for 2014 were established to encourage management to maintain the high operating efficiency through prudent management of operating expenses and the Company’s triple net lease structure (which provides for the recovery of the majority of operating expense from tenants).

(6)
The Company’s favorable lease structure with 94% of leases containing annual rent escalations and 95% triple net leases resulted in a high EBITDA margin in 2014. Additionally, mitigation of downtime between tenancies and maintaining high occupancy also resulted in EBITDA margins of 65% for the year ended December 31, 2014.

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Mr. Marcus’s 2014 Individual Goals and Assessment of Individual Performance

The Compensation Committee set various individual performance goals for Mr. Marcus for 2014. Mr. Marcus met or exceeded each of the predetermined goals for 2014 as presented below:

•
Provided key leadership in the continued pursuit of the Company’s strategy to ensure that stockholder value is maximized over the long term, particularly: raised $700 million of unsecured notes payable with an average maturity of 9.6 years and a weighted average interest rate of 3.5%, and further strengthened the Company’s long-term capital structure.

•
Executed the Company’s selective value creation development and redevelopment strategy focused on high-quality properties that are well-positioned within the Company’s identified core/low cap rate submarkets, with high-quality tenants, offer attractive yields, and are projected to generate significant value upon completion; particularly completed 843,260 RSF (100% leased as of December 31, 2014) of value creation development and redevelopment projects and commenced 905,249 RSF (81% leased as of December 31, 2014) of additional value creation development and redevelopment projects.

•
Allocated capital to high value urban innovation cluster submarkets, particularly 82% of capital expenditures related to construction and acquisition of real estate related to four high value urban innovation cluster submarkets, including Cambridge, MA; Mission Bay/SoMa, San Francisco; New York City, NY; and Torrey Pines/University Town Center, San Diego.

•
Executed an aggressive leasing strategy to maximize the value of the Company’s properties; completed leasing aggregating 2.8 million rentable square feet with increases of 5.4% in cash rental rates on renewed and re-leased space.

•	Drove the cost-effective completion of certain of the Company’s development and redevelopment properties.

•	Maintained the right “tone at the top” and fostered a culture of strong corporate governance, transparency, and ethics.

•	Managed the career development of high-potential executives within the Company.

•	Fostered effective communication with the Board on matters of strategic and tactical importance.

•	Continued to ensure clear communication and attended numerous meetings with investors and analysts.

•
Continued to advance the Company’s real estate sustainability platform focused on resource efficiency and the environmental ecosystem of the Company’s facilities. In 2014, the Company’s asset base had 30 LEED® certifications aggregating 4.1 million RSF, with an additional 25 LEED certifications in process aggregating 4.2 million RSF. Upon completion of in-process certifications, we expect LEED-certified projects will generate 54% of our total annualized base rent. Beyond LEED certifications, Alexandria seeks to advance the resource efficiency and environmental ecosystem of its facilities to produce the most collaborative, innovative, productive, and sustainable work environments for its client tenants. Other initiatives have included the implementation of energy optimization projects, eco-friendly transportation, on-site healthy meal choices, fitness centers, and sustainable gardens.

2014 Annual Cash Incentive Award Decision for Mr. Marcus

Based on the achievement of the objective corporate performance measures and Mr. Marcus’s individual performance described above, the Compensation Committee awarded Mr. Marcus a cash incentive bonus of $1,993,625 for 2014.

2014 Annual Cash Incentive Award Decisions for Other NEOs

Based on the achievement of the corporate performance accomplishments described above; an evaluation of each NEO’s performance, position, tenure, experience, expertise, leadership, management capability, and contribution to profitability, growth in FFO per share and NAV, and long-term stockholder value; and the individual performance accomplishments described below, the Compensation Committee awarded the other NEOs cash incentive bonuses for 2014 as follows: Dean Shigenaga, $650,000; Thomas J. Andrews, $650,000; Peter M. Moglia, $525,000; Stephen A. Richardson, $650,000; and Daniel J. Ryan, $525,000.

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Assessment of Individual Performance of Other NEOs

Dean A. Shigenaga–Chief Financial Officer–As Chief Financial Officer, Mr. Shigenaga directed the organization to ensure the attainment of revenue and profitability goals, and participated with the Chief Executive Officer and other NEOs in formulating and executing current and long-term plans, objectives, and policies. Mr. Shigenaga effectively oversaw the Company’s financial functions, including financial plans and policies, accounting practices and procedures, and the Company’s relationship with the financial community. Mr. Shigenaga participated with the Chief Executive Officer and other NEOs in representing the Company in relations with analysts and stockholders. Mr. Shigenaga also directed the controller, treasury, and tax functions. Under Mr. Shigenaga’s leadership, the Company further strengthened its credit profile, which resulted in an increase in Standard & Poor’s Rating Services outlook for the Company to Positive from Stable. In 2014, the Company executed its strategy and accessed diverse sources of capital strategically important to its long-term capital structure. Specifically, the Company completed $142.8 million of asset sales in 2014 and January 2015, completed an offering of $700 million unsecured senior notes (consisting of $400 million of 2.75% notes due in 2020 and $300 million of 4.50% notes due in 2029), and maintained significant liquidity throughout the year. In 2014, Mr. Shigenaga acted as an effective and responsive organizational leader in all of the Company’s financial matters, risk management, and internal controls.

Thomas J. Andrews, Executive Vice President–Regional Market Director–Greater Boston–As Executive Vice President–Regional Market Director–Greater Boston, Mr. Andrews oversaw the management of the Company’s largest regional franchise, representing 24% of the Company’s rentable square footage and 29% of its annualized base rent as of December 31, 2014. In close coordination with the Company’s other senior executives, Mr. Andrews led a team of real estate professionals in implementing the Company’s strategic directives within the Greater Boston region, including: the marketing and leasing of existing and newly developed or redeveloped space; the permitting, design, and construction of new development and redevelopment projects; the ongoing management of operating properties in the regional asset base; and the selective acquisition and disposition of properties in the Greater Boston region. In 2014, key achievements in the Greater Boston region included: completion of new and renewal leases of approximately 850,000 rentable square feet, resulting in a 98.8% year-end occupancy percentage in operating properties and a 95.9% year-end occupancy percentage in operating and redevelopment properties; delivery of build-to-suit development aggregating 155,524 rentable square feet (“RSF”) representing the portion of the unconsolidated joint venture asset at 360 Longwood Avenue that is leased to Dana-Farber Cancer Institute; and acquisition and 100% lease-up of a 112,500 RSF Class A redevelopment asset at 225 Second Avenue in Waltham, MA. In addition to his management activities in the Greater Boston region, Mr. Andrews also represented the Company to client tenants, key members of the life science community, brokers, partners, analysts, and investors.

Peter M. Moglia–Chief Investment Officer–As Chief Investment Officer, Mr. Moglia, in tandem with Mr. Marcus and other NEOs, was responsible for working with the Company’s regional leaders to maximize the value of the Company’s individual franchises through the execution of leases for existing space and build-to-suit opportunities, the acquisition of new properties, obtaining joint venture equity financing, and the sale of select real estate. Mr. Moglia also oversaw the Company’s real estate underwriting group, which provided financial modeling and market research to support the Company’s acquisition, leasing, joint venture equity financing, and development and redevelopment activities. In addition, Mr. Moglia represented the Company at selected investor meetings, providing insight into the Company’s strategy for mission-critical activities. During 2014, Mr. Moglia’s efforts contributed to the Company’s outstanding total return performance of 44.7%. As well, in 2014, Mr. Moglia oversaw the strategically important sales of non-core assets, the procurement of joint-venture equity for a real estate acquisition and a major development project, assisted in the successful procurement of competitive major build-to-suit projects, and was responsible for the underwriting and due diligence of six real estate acquisitions. Mr. Moglia added value to the Company with effective leadership, a broad knowledge of real estate underwriting and project level finance, and day-to-day management of our revenue-related activities.

Stephen A. Richardson–Chief Operating Officer and Regional Market Director–San Francisco Bay Area–Mr. Richardson’s broad responsibilities as Chief Operating Officer include leadership activities, in conjunction with the Chief Executive Officer and Chief Financial Officer, representing the company during scores of meetings with investors and analysts at NAREIT and various conferences, numerous one-on-one meetings in the United States and Europe, the company’s quarterly earnings calls and its annual investor day along with the executive team, as well as regional strategic planning meetings, financial analysis, and national accounts sessions. Mr. Richardson’s responsibilities as the Regional Market Director for the San Francisco Bay Area include overall franchise development and enhancement via a broad and deep network with C-suite life science and technology company executives, investment and leasing brokers, key city officials and consultants, as well as detailed strategic planning, revenue growth, and leadership for the regional team. Amongst the significant accomplishments last year in the San Francisco Bay Area region were the acquisition, joint venture and long-term lease of a 423,000 square foot two building campus in partnership with technology company Uber Technologies, Inc., in the heart of Alexandria’s Center for Science and Technology at Mission Bay, and the acquisition of a new ground-up Class A 300,000 square foot development opportunity at 510 Townsend at the intersection of Mission Bay and the dynamic SoMa district of San Francisco. Mr. Richardson led the regional overall operations, highlighted by the leasing of 755,000 square feet, featuring significant positive cash and GAAP rental rate growth contributing to strong core growth during the year, and a 98.9% leased status for the region’s 3.1 million square feet of operating properties and current value-creation projects as of the end of 2014.

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Daniel J. Ryan, Executive Vice President–Regional Market Director–San Diego and Strategic Operations–As Executive Vice President, Mr. Ryan was responsible for the performance of the San Diego region, which, from 2010 to 2014, increased its annual base rent by 154% to $103 million, and increased its total remaining contractual rent by 321%. As of December 31, 2014, the percentage of annual base rent from investment-grade client tenants was 65%. Mr. Ryan was also responsible for contributing to the Company’s current and long-term strategy and objectives in coordination with the Chief Executive Officer and other NEOs. Mr. Ryan worked closely with the other NEOs and regional directors to initiate the Alexandria Experience and its Work-Style spaces in order to position the regional portfolios and optimize leasing, retention, and long-term stockholder value. Mr. Ryan also participated in development, redevelopment, and major client tenant initiatives, as well as joint venture financing throughout the Company. These contributions supported the Company’s strong 2014 performance in leasing, occupancy gain, and activation of non-income-producing assets. Mr. Ryan has also actively participated in communicating the Company’s activities and outlook to the investor community, in conjunction with the other NEOs.

Overview of 2015 Performance Goals for 2015 Annual Cash Incentive Bonus Award

For the 2015 performance year, corporate performance goals will continue to relate to 60% of Mr. Marcus’s annual cash incentive award and will again consist of 12 specific goals related to (i) profitability and NAV growth (aggregate 50% weighting) and (ii) balance sheet management (aggregate 50% weighting). Each detailed corporate performance goal within these two categories has a specific weighting and specific threshold, target, and maximum goals that correspond to the Company’s 2015 business plan. Individual goals again relate to 40% of Mr. Marcus’s annual cash incentive award but as part of the amendment and restatement of Mr. Marcus’s employment agreement in early April 2015, and in response to stockholder and proxy advisory firm suggestions of greater objectivity, the individual performance goals were amended, commencing in respect of 2015, to (i) replace “developing an aggressive leasing strategy to maximize the value of the Corporation’s properties” with “rental rates upon renewal or re-leasing of space being consistent with prevailing market rates,” (ii) deleting the reference to “maintaining the ‘right tone at the top’ and fostering a culture of strong corporate governance, transparency and ethics,” (iii) specifying that the criteria of fostering effective communication with the Board specifically include with respect to risk management matters, and (iv) replacing “clear communication with investors and analysts” with “actively communicating on a regular basis with investors and analysts.” The individual performance goals actually set for Mr. Marcus by the Compensation Committee for 2015, and his level of attainment of them, will be described in the proxy statement for our 2016 annual meeting.

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Long-Term Incentive Award Granted in 2014 to Mr. Marcus

Background and Reduction in Mr. Marcus’s Long-Term Incentive Award Target Value
The predecessor agreement to Mr. Marcus’s 2014 Employment Agreement (the “2012 Employment Agreement”) called for the grant of a long-term incentive award to have been made no later than January 10, 2014. Mr. Marcus and the Company mutually agreed to defer the grant of that award pending the completion of the Compensation Committee’s investor outreach efforts in early 2014 and the negotiations between them that resulted in the 2014 Employment Agreement. As a result of those negotiations, Mr. Marcus’s 2014 Employment Agreement provided for an annual long-term incentive award in the form of restricted stock to be granted in 2014 with an aggregate target of $5,500,000 (the “2014 Marcus Grant”). The 2014 Marcus Grant reflects a 20% decrease in target opportunity compared to that in the 2012 Employment Agreement, and has the terms and conditions described below. The 2014 Marcus Grant was granted on June 26, 2014, in the form of a restricted stock award for 109,966 shares, as described below.

How the Target Size of the 2014 Marcus Grant Was Determined
Because Mr. Marcus’s 2014 long-term incentive award contractually was to have been granted no later than January 10, 2014, the number of shares of stock subject to the 2014 Marcus Grant was based on the closing price of the Common Stock on the trading date prior to that day, January 9, 2014. Based on the January 9, 2014, closing price of the Common Stock in the New York Stock Exchange of $64.12, the target award of $5,500,000 was the equivalent of 85,777 target shares.

Structure of the 2014 Marcus Grant–Target 50% Performance-Based Vesting and Target 50% Service-Based Vesting
The target 2014 Marcus Grant was divided equally into 42,889 target shares of service-vesting restricted stock and 42,888 target shares of performance-vesting restricted stock. However, the 2014 Marcus Grant was in the form of a restricted stock award and therefore the maximum number of shares that could vest in the event of outperformance, aggregating 67,077 shares, was granted and subject to forfeiture, as described below. With respect to the service-vesting portion, no more than the target number of shares may ever vest. With respect to the performance-vesting portion, pursuant to Mr. Marcus’s 2014 Employment Agreement, the maximum amount that may vest for outperformance is 156.4% of the 42,888 target shares, or 67,077 shares, and no shares will vest if the minimum level of performance is not achieved. Therefore, an aggregate of 109,966 shares were subject to the 2014 Marcus Grant, as shown in the “Overview of 2014 Marcus Grant” table below. The performance-vesting requirements are described below and summarized in the “Performance-Based Portion of 2014 Marcus Grant” table below.

Reported Value of the 2014 Marcus Grant
The 2014 Marcus Grant is reported for purposes of the tables in this Proxy Statement at its accounting grant date fair value at the grant date of June 26, 2014. For accounting purposes, the grant date fair value of the 2014 Marcus Grant is based on the June 26, 2014, grant date stock price of $76.32, rather than the January 9, 2014, stock price of $64.12 used to determine the number of shares subject to the 2014 Marcus Grant, as described above. As a result, the grant date fair value of the 2014 Marcus Grant is $7,273,288, which is the amount used for disclosure in the 2014 Summary Compensation Table on page 40 and the 2014 Grants of Plan-Based Awards Table on page 41. Please also refer to footnote 14 of our Form 10-K for the year ended December 31, 2014, for additional information on fair value accounting for stock awards subject to performance and market condition vesting.

Rigorous FFO Per Share Performance Goal, Relative TSR Performance Goal and Three-Year Performance Period
As shown in the “Overview of 2014 Marcus Grant” table below, the Compensation Committee designed the performance-based portion of the 2014 Marcus Grant to vest based upon (i) growth over the three-year period 2014-2016 in FFO per share and (ii) TSR relative to the TSR of companies in the FTSE NAREIT Equity Office Index over that same three year period. FFO is an appropriate measure of performance for REITs because it was established by the Board of Governors of NAREIT and is widely used both internally by REITs and externally by REIT investors and analysts to measure performance. TSR is also widely regarded as an important measure of company performance.

Overview of 2014 Marcus Grant

Target Equity Award (1)	Out-performance Component (1)		June 26, 2014 Grant
		Maximum LTI Award (1)	Accounting Fair Value	Shares (Maximum)		Vesting Description
$2,750,000	$1,551,000	$4,301,000	$4,000,000	67,077	(1)	3 Yr Growth in FFO per share and 3 Yr TSR Relative to FTSE NAREIT Equity Office Index
2,750,000	—	2,750,000	3,273,288	42,889		Time-based vesting over 3 years
$5,500,000	$1,551,000	$7,051,000	$7,273,288	109,966

(1)
The maximum shares was determined by dividing the $2,750,000 target by the closing stock price on January 9, 2014, of $64.12 and then multiplying by 156.4%, as described above under “Structure of the 2014 Marcus Grant-Target 50% Performance-Based Vesting and Target 50% Service-Based Vesting.”

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Back Testing Done to Establish Rigorous FFO Per Share Performance Goal

Back testing was done by the Compensation Committee to establish a rigorous performance target based upon the level of FFO per share growth that would have been approximately or greater than the 75th percentile of companies in the FTSE NAREIT Equity Office Index in six out of nine periods containing three consecutive calendar years from 2003 to 2013.

Subject to Forfeiture if Minimum Level of Performance Not Achieved and Maximum Size of 2014 Marcus Grant Capped

As shown in the “Performance-Based Portion of 2014 Marcus Grant” table below, if FFO per share growth over the applicable three-year period is less than the minimum amount, then the performance-based portion of the 2014 Marcus Grant will be forfeited in its entirety.

If FFO per share growth over the applicable three-year period is equal to or greater than the minimum amount, then the amount of the award eligible for vesting by application of the FFO per share growth criteria will be subject to adjustment by application of an additional TSR criteria, which also have threshold, target, and maximum goals. The TSR criteria measures the Company’s TSR over the three-year period 2014-2016 relative to the TSR of companies included in the FTSE NAREIT Equity Office Index over the same period. Vesting is interpolated for performance between the minimum and maximum goals.

The cap on the amount of the performance-based portion of the 2014 Marcus Grant eligible for vesting in the event of outperformance is 156.4% of the target number of performance-based shares, or 67,077 maximum shares instead of 42,888 target shares. The maximum aggregate number of shares that may vest under the 2014 Marcus Grant is 109,966 shares, or 128.2% of the 85,777 target shares.

Performance-Based Portion of 2014 Marcus Grant

50% of CEO Target Annual LTI Award is Subject to 3 Year Growth in FFO/Share and 3 Year TSR
This Portion of the 2014 Marcus Grant is Subject to Forfeiture and a Cap

FFO/Share		TSR Modifier		Cap
Goal	Vesting	Goal (1)	Vesting

Below minimum	Forfeiture			67,077 Shares

Threshold	Target Less 50%	<25th Percentile	Decrease 50%

Target	42,888 shares	Median	No change

Maximum	Target Plus 50%	≥75th Percentile	Increase 50%

Rigor of FFO per share performance goal in 2014 Marcus Grant
Back testing done to establish rigor; target based upon level of FFO per share growth that would have been approximately or greater than the 75th percentile of companies in the FTSE NAREIT Equity Office Index in six out of nine periods containing three consecutive calendar years from 2003 to 2013.

(1)	Threshold goals are based upon Company TSR relative to the TSR of companies in the FTSE NAREIT Equity Office Index.

Long-Term Incentive Awards Granted in 2014 to other NEOs

Each of the employment agreements for Messrs. Shigenaga, Andrews, Moglia, Richardson, and Ryan provides for long-term incentive awards at the discretion of the Compensation Committee. Based on the achievement of 2013 corporate performance accomplishments; an evaluation of each NEO’s performance, position, tenure, experience, expertise, leadership, management capability, and contribution to profitability, growth in FFO per share and NAV, and long-term stockholder value; and 2013 individual performance accomplishments, each NEO was granted a restricted stock award for the number of shares set forth below in the 2014 Grants of Plan-Based Awards Table on page 41. These restricted stock awards vest based on each NEO’s continued service over a three-year period. The value of each restricted stock award increases or decreases with our stock price. Our Compensation Committee believes that granting restricted stock awards is appropriate for several reasons, including that it is consistent with the practices at our peer companies, that it provides a useful retention tool and that it helps us manage dilution because fewer shares are granted subject to restricted stock awards than would be granted subject to stock options.

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Other Compensation Policies

Stock Ownership Guidelines

We believe that share ownership by our directors and senior officers can help align their interests with our stockholders’ interests. To that end, in April 2012, the Board amended the Corporate Governance Guidelines to increase the share ownership requirements applicable to all Alexandria’s directors and senior officers.

Within five years of becoming subject to these revised guidelines, our senior officers and non-employee directors are required to own shares of Common Stock with a value equal to the following multiple of his or her base salary or, in the case of our non-employee directors, his or her annual director’s retainer:

Senior Officers and Non-Employee Directors	Multiple of Base Salary or Annual Director’s Retainer	In Compliance?
Chief Executive Officer	6x	Yes
Chief Financial Officer, Chief Operating Officer, and Chief Investment Officer	3x	Yes
Senior Vice President	1x	Yes
Non-Employee Directors	3x	Yes

NEOs must hold 50% of net after-tax shares received from stock option exercises or vesting of restricted stock until the above listed ownership requirements are met. Under the guidelines, the Chief Financial Officer will review each director’s and senior officer’s stock ownership levels in January of each year.

All senior officers and directors are required to report their ownership status to the Chief Financial Officer on an annual basis. All senior officers are currently in compliance with their applicable requirements. All directors are in compliance with these requirements, including Dr. Freire, who became a director in 2012, and therefore is still in the five-year phase-in period.

Once an individual satisfies the policy, he or she is deemed to continue to satisfy the policy without regard to fluctuation in value of equity interests owned, provided that the individual’s holdings do not decline below the number of shares beneficially owned at the time the stock ownership requirements were met.

Clawback Policy

The Company has a clawback policy applicable to NEOs. The policy allows for the recoupment of cash and long-term incentive awards paid to an NEO on the basis of the Company’s performance in the event of a material restatement of the Company’s financial results (other than a restatement caused by a change in applicable accounting rules or interpretations) as a result of actual fraud or willful unlawful misconduct by the NEO that materially contributed to the need for the restatement. The policy is administered by the Compensation Committee.

Anti-Hedging and Anti-Pledging Policies

In April 2013, the Company enacted an anti-hedging policy applicable to directors, officers, and employees. The policy prohibits directors, officers, and employees from engaging in, among other things, short sales, hedging transaction, or trading in put and call options with respect to the Company’s securities. The Company believes that prohibiting these types of transactions will help ensure that the economic interests of all directors, officers, and employees will not differ from the economic interests of the Company’s stockholders. In addition, the Company has previously adopted anti-pledging policies that prohibit any director, officer, or employee from pledging the Company’s shares as collateral for a loan or holding Company shares in a margin account unless the individual has and maintains a sufficient amount of immediately available cash or securities at all times to prevent a sale of the Company’s shares during a time when such a sale would be prohibited by the Company’s insider trading policy.

Section 162(m) Policy

Section 162(m) of the Code generally provides that publicly held companies may not deduct compensation paid to certain of their top executive officers to the extent such compensation exceeds $1 million per officer in any year. However, pursuant to regulations issued by the Treasury Department, limited exceptions to Section 162(m) apply with respect to performance-based compensation. The Compensation Committee will continue to monitor the applicability of Section 162(m) to its ongoing compensation arrangements, and may grant compensation which is non-deductible in circumstances it deems appropriate.

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Sustainability and Corporate Giving

The Company strives to improve the workplace environment and reduce its environmental footprint through sustainable, efficient building design and operations. Specifically, the Company has earned LEED certification on several new development projects and incorporated sustainable enhancements into existing operating facilities. As of December 31, 2014, the Company had 30 LEED certifications aggregating 4.1 million RSF, with an additional 25 LEED certifications in process aggregating 4.2 million RSF. Upon completion of in-process certifications, we expect LEED-certified projects will generate 54% of our total annualized base rent. Beyond LEED certifications, the Company seeks to advance the resource efficiency and environmental ecosystem of its facilities to produce the most collaborative, innovative, productive, and sustainable work environments for its client tenants. In 2014, the Company engaged third-party consultants to conduct facility energy benchmarking and audits of its sustainability operations to help enhance its facilities and best practices for laboratory space management. Other initiatives have included the implementation of energy optimization projects, eco-friendly transportation, on-site healthy meal choices, fitness centers, and sustainable gardens. The Company’s employees donate their time to many charitable organizations, and the Company contributes annually to other worthwhile charitable organizations. Specifically, the Company strives to support leading non-profit organizations in areas that include scientific research and development, local community support, military service support, and science education.

Compensation Risk Assessment

The Compensation Committee considers potential risks when reviewing and approving the compensation program and has designed the Company’s compensation program with specific features to address potential risks while rewarding employees for achieving long-term financial and strategic objectives through balancing appropriate entrepreneurship and risk taking with the exercise of prudent business judgment. The Compensation Committee believes that the following risk oversight and compensation design features assist in guarding against excessive risk taking and has concluded that our compensation program does not create risks that are reasonably likely to have a material adverse effect on the Company’s business or financial condition:

•
The Company’s processes for developing strategic and annual operating plans, approval of capital investments, internal control over financial reporting, and other financial, operational, and compliance policies and practices (See “Board of Directors and Executive Officers–Information on Board of Directors and its Committees–The Board’s Role in Risk Oversight” for a discussion of the role of the Board of Directors in the risk oversight process);

•	The diversified nature of the Company’s overall real estate asset base and client tenant mix with respect to industries and markets served and geographic footprints;

•
Review and approval of corporate objectives by the Compensation Committee to ensure that these goals are aligned with the Company’s annual operating and strategic plans, achieve the proper risk/reward balance, and do not encourage unnecessary or excessive risk taking;

•	Competitive base salaries consistent with executives’ responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security;

•	Determination of stock awards based on a review of a variety of qualitative factors;

•	Stock compensation and vesting periods for stock awards that encourage executives to focus on sustained stock price appreciation;

•	A mix between cash and equity compensation that is designed to encourage strategies and actions that are in the long-term best interests of the Company;

•	Meaningful stock ownership guidelines for executive officers and directors;

•	Anti-hedging policy described above; and

•	The Company’s clawback policy, which is described above.

Compensation Tables and Related Narrative

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (2)	All Other Compensation ($) (3)	Total ($)
Joel S. Marcus,	2014	895,000	—	7,931,829	(4)	1,993,625	—	184,921	11,005,375
Chief Executive Officer and Founder	2013	895,000	—	7,480,440		1,342,500	38,147	206,817	9,962,904
	2012	895,000	—	5,052,022		1,342,500	165,340	1,299,221	8,754,083

Dean A. Shigenaga,	2014	425,000	650,000	2,212,500		—	10,223	117,083	3,414,806
Chief Financial Officer	2013	337,000	550,000	1,596,250		—	5,957	115,221	2,604,428
	2012	330,000	500,000	1,039,800		—	4,539	114,739	1,989,078

Thomas J. Andrews,	2014	450,000	650,000	1,991,250		—	10,401	121,693	3,223,344
EVP - Regional Market Director – Greater Boston	2013	425,000	600,000	1,532,400		—	6,085	119,912	2,683,397
	2012	395,000	550,000	1,543,920		—	81,610	119,196	2,689,726

Peter M. Moglia,	2014	425,000	525,000	1,770,000		—	8,671	113,883	2,842,554
Chief Investment Officer	2013	375,000	450,000	957,750		—	4,840	112,175	1,899,765
	2012	350,000	395,000	882,240		—	3,416	111,547	1,742,203

Stephen A. Richardson,	2014	425,000	650,000	1,770,000		—	13,430	114,022	2,972,452
Chief Operating Officer & Regional Market Director – San Francisco Bay Area	2013	408,000	425,000	1,117,375		—	6,129	112,316	2,068,820
	2012	399,000	395,000	1,323,360		—	10,757	111,756	2,239,873

Daniel J. Ryan,	2014	410,000	525,000	1,548,750		—	3,278	109,024	2,596,052
EVP - Regional Market Director – San Diego & Strategic Operations	2013	375,000	410,000	1,117,375		—	43	107,318	2,009,736
	2012	350,000	395,000	1,323,360		—	1,185	44,008	2,113,553

(1)
The dollar values of restricted stock awards set forth in this column are equal to the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, disregarding for this purpose the estimate of forfeitures. A discussion of the assumptions used in calculating the grant date fair value is set forth in Notes 2 and 14 of the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014. For Mr. Marcus, certain amounts shown in this column relate to restricted stock awards that were tied to achievement of predetermined corporate and individual goals. Assuming achievement of the highest level of performance, the accounting fair values of the restricted stock awards to Mr. Marcus that will ultimately be recognized as compensation expense are as follows: 2012: $5,052,022; 2013: $7,480,440; and 2014: $8,561,829.

(2)	Amounts consist of the following:

Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	Joel S. Marcus	Dean A. Shigenaga	Thomas J. Andrews	Peter M. Moglia	Stephen A. Richardson	Daniel J. Ryan
Aggregate change in the actuarial present value of accumulated benefits under the Company’s Pension Plan	$—	$10,223	$10,401	$8,671	$10,463	$2,005
Above-market or preferential earnings under the DC Plan	—	—	—	—	2,967	1,273
Earnings reflected in the table above	$—	$10,223	$10,401	$8,671	$13,430	$3,278
Below-market losses under the DC Plan not shown above	$(11,052)	$—	$(14,516)	$—	$—	$—

(3)
The amounts set forth in this column include the Company’s contribution to: (a) NEOs’ employee accounts under the Company’s 401(k) plan and Pension Plan; (b) the Company’s profit sharing plan and executive profit sharing plan; (c) life insurance premiums; (d) medical premiums; and (e) disability premiums, as follows:

All Other Compensation ($)	Joel S. Marcus	Dean A. Shigenaga	Thomas J. Andrews	Peter M. Moglia	Stephen A. Richardson	Daniel J. Ryan
Pension plan	$101,955	$50,000	$50,000	$50,000	$50,000	$50,000
Profit sharing plan	34,500	34,500	34,500	34,500	34,500	34,500
Insurance premiums	48,466	32,583	37,193	29,383	29,522	24,524
All Other Compensation	$184,921	$117,083	$121,693	$113,883	$114,022	$109,024

(4)	See “Long-Term Incentive Award Granted in 2014 to Mr. Marcus” on page 36 for additional information.

COMPENSATION TABLES AND RELATED NARRATIVE (continued)

2014 Grants of Plan-Based Awards Table

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joel S. Marcus	4/24/2014	(1)	N/A	N/A	N/A	N/A	N/A	N/A	8,898	658,541
Joel S. Marcus	6/26/2014	(2)	N/A	N/A	N/A	N/A	N/A	N/A	42,889	3,273,288
Joel S. Marcus	6/26/2014	(3)	N/A	N/A	N/A	10,722	42,888	67,077	N/A	4,000,000
Joel S. Marcus	6/26/2014	(4)	$671,250	$1,342,500	$2,013,750	N/A	N/A	N/A	N/A	N/A
Dean A. Shigenaga	9/30/2014	(2)	N/A	N/A	N/A	N/A	N/A	N/A	30,000	2,212,500
Thomas J. Andrews	9/30/2014	(2)	N/A	N/A	N/A	N/A	N/A	N/A	27,000	1,991,250
Peter M. Moglia	9/30/2014	(2)	N/A	N/A	N/A	N/A	N/A	N/A	24,000	1,770,000
Stephen A. Richardson	9/30/2014	(2)	N/A	N/A	N/A	N/A	N/A	N/A	24,000	1,770,000
Daniel J. Ryan	9/30/2014	(2)	N/A	N/A	N/A	N/A	N/A	N/A	21,000	1,548,750

(1)	Represents the last one-third of $2 million stock grant related to the execution in 2013 of Mr. Marcus’s amended employment agreement, subject to performance measurement in 2014.

(2)	Represents restricted stock grant related to performance in 2013 and subject to time-based vesting over a three-year period.

(3)
Represents stock grant related to performance in 2013 subject to performance-based vesting over a three-year period ending on December 31, 2016. See “Long-Term Incentive Award Granted in 2014 to Mr. Marcus” on page 36 for additional information.

(4)	Represents an annual cash incentive bonus tied to achievement of predetermined corporate and individual goals. See “Structure of Cash Incentive Bonuses” on page 31 for additional information.

The stock awards indicated in the table above were granted under the 1997 Incentive Plan.

Outstanding Equity Awards at Fiscal Year-End Table

The following table shows unvested stock awards assuming a market value of $88.74 per share (the closing market price of the Common Stock on December 31, 2014).

	Stock Awards

Name	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Joel S. Marcus	172,324	15,292,032
Dean A. Shigenaga	51,664	4,584,663
Thomas J. Andrews	50,000	4,437,000
Peter M. Moglia	38,000	3,372,120
Stephen A. Richardson	41,666	3,697,441
Daniel J. Ryan	38,666	3,431,221

(1)	Represents restricted stock awards granted pursuant to the 1997 Incentive Plan, which are scheduled to vest in the years shown below:

Shares scheduled to vest during the year ended December 31,	Joel S. Marcus	Dean A. Shigenaga	Thomas J. Andrews	Peter M. Moglia	Stephen A. Richardson	Daniel J. Ryan
2015	64,980	23,331	24,000	17,000	19,833	18,833
2016	31,930	18,333	17,000	13,000	13,833	12,833
2017	75,414	10,000	9,000	8,000	8,000	7,000
Total shares that have not vested	172,324	51,664	50,000	38,000	41,666	38,666

COMPENSATION TABLES AND RELATED NARRATIVE (continued)

2014 Option Exercises(1) and Stock Vested Table

The following table sets forth certain information regarding vesting of restricted stock awards during 2014 for the NEOs.

	Stock Awards (2)

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (3)
Joel S. Marcus	69,176	5,581,519
Dean A. Shigenaga	20,829	1,575,149
Thomas J. Andrews	21,333	1,597,944
Peter M. Moglia	12,166	909,558
Stephen A. Richardson	22,667	1,736,682
Daniel J. Ryan	16,834	1,260,958

(1)	We have not issued any options since 2002, no options were exercised since 2012, and no options were outstanding as of December 31, 2014.

(2)	Represents restricted stock awards granted pursuant to the 1997 Incentive Plan.

(3)	The “value realized on vesting” represents the number of shares of stock that vested multiplied by the market price of the Common Stock on the vesting date.

Pension Benefits Table

The following table discloses the years of credited service of, the actuarial present value of the accumulated benefits for, and payments during the last fiscal year to each NEO under the Pension Plan. For a more detailed description of the Pension Plan, see “Compensation Discussion and Analysis—Allocation of Compensation for NEOS–Pension Plan.”

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
Joel S. Marcus	Alexandria Real Estate Equities, Inc. Cash Balance Pension Plan	21	—	101,955
Dean A. Shigenaga	Alexandria Real Estate Equities, Inc. Cash Balance Pension Plan	14	323,036	—
Thomas J. Andrews	Alexandria Real Estate Equities, Inc. Cash Balance Pension Plan	15	327,786	—
Peter M. Moglia	Alexandria Real Estate Equities, Inc. Cash Balance Pension Plan	17	281,571	—
Stephen A. Richardson	Alexandria Real Estate Equities, Inc. Cash Balance Pension Plan	15	329,425	—
Daniel J. Ryan	Alexandria Real Estate Equities, Inc. Cash Balance Pension Plan	4	103,548	—

(1)
The present value of the accumulated benefit was calculated by adding (i) the beginning of year value of the hypothetical account balance of each NEO’s account under the Pension Plan, plus (ii) the hypothetical employer contributions accrued to such accounts for the year, plus (iii) interest earned on (i) above, which is equal to the rate for 30-year U.S. Treasury securities for the first month preceding the applicable plan year (December).

COMPENSATION TABLES AND RELATED NARRATIVE (continued)

2014 Nonqualified Deferred Compensation Table

The following table discloses contributions, earnings, and balances under the non-qualified deferred compensation plan for each of the NEOs.

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($) (2)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($) (4)
Joel S. Marcus	606,894	—	262,820	—	4,671,276
Dean A. Shigenaga	—	—	3	—	21,822
Thomas J. Andrews	237,462	—	39,856	—	1,926,110
Peter M. Moglia	—	—	—	—	—
Stephen A. Richardson	—	—	(7,547)	(873)	114,611
Daniel J. Ryan	408,809	—	15,963	—	1,404,351

(1)	All contributions in this column are also included as compensation to the NEOs in the “Salary” and “Bonus” columns of the Summary Compensation Table for 2014.

(2)
Aggregate Earnings includes above-market gains/preferential earnings and below-market losses as shown for each NEO in table under footnote 2 to the Summary Compensation Table above. Below-market losses are excluded from the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table.

(3)	Advisory fees paid to the plan administrator have been deducted from aggregate earnings reported in this column.

(4)	The following amounts included in this column have been reported as compensation to the NEOs in the “Salary” and “Bonus” columns of the Summary Compensation Table for 2013 and 2012 as follows:

	Executive Contributions by Year ($)
Name	2013	2012
Joel S. Marcus	298,036	233,539
Dean A. Shigenaga	—	—
Thomas J. Andrews	192,669	175,000
Peter M. Moglia	—	—
Stephen A. Richardson	—	—
Daniel J. Ryan	384,471	349,519

The Company has in place the DC Plan, which is an unfunded plan designed to permit compensation deferrals for a select group of the Company’s management or highly compensated employees. Eligibility to participate in the DC Plan is limited to employees of the Company who (i) qualify as accredited investors under the Securities Act of 1933, (ii) fall within a select group of management or highly compensated employees for purposes of ERISA, and (iii) meet certain other eligibility requirements.

Under the DC Plan, a participant may elect annually to defer up to 70% of the participant’s salary and up to 100% of the participant’s cash incentive bonus, provided that the minimum deferral amount of any cash incentive bonus be $10,000 and the aggregate minimum deferral amount of any salary and cash incentive bonus be $10,000. A participant must make deferral elections during an election period that is prior to the beginning of the plan year in which the related compensation is earned.

Participants’ deferral amounts under the DC Plan are credited or charged, as the case may be, with the investment performance of mutual funds and other publicly traded securities designated by the participants and certain other investments designated by the Company. The mutual funds, other publicly traded securities, and certain investments designated by the Company for the deemed investment of participants’ accounts under the DC Plan may change from time to time. Participants may change their investment selections prospectively on a daily basis by contacting the advisor associated with the DC Plan.

COMPENSATION TABLES AND RELATED NARRATIVE (continued)

Except with respect to certain VIP Grandfathered Amounts (defined below), a participant may elect to receive amounts deferred under the DC Plan on a date specified by the participant or upon the termination of such participant’s service with the Company. In the event of a participant’ s termination of service, all vested amounts in the participant’s account under the DC Plan will be distributed in a lump sum upon such termination (or as soon as administratively feasible thereafter), except that the payment of any such amounts that are attributable to deferrals made on or after January 1, 2005, as adjusted for any gains and losses credited to such amounts (“409A Non-Grandfathered Amounts”), will be subject to a six-month delay following such termination (other than any termination due to death or disability). In addition, if a change of control (as defined under the DC Plan) occurs prior to any such date specified by the participant for distribution or the participant’s termination of service, payment of any vested 409A Non-Grandfathered Amounts will be made in a lump sum as soon as administratively feasible following the change of control.

A participant’s account under the DC Plan may include amounts that were initially deferred under the Company’s 2000 Venture Investment Deferred Compensation Plan (“VIP”) prior to January 1, 2005, as adjusted for any gains and losses credited to such amounts (“VIP Grandfathered Amounts”). Any such vested amounts will be distributed to participants upon the occurrence of certain distribution events related to the investments designated by the Company for the deemed investment of such amounts, except that such amounts will continue to be deferred under the DC Plan if the participant made an election at the time of initial deferral of such amounts under the VIP to further defer such amounts under the DC Plan following a distribution event and the participant has not terminated employment prior to the distribution event.

With respect to amounts that are attributable to deferrals made under the DC Plan prior to January 1, 2005, as adjusted for any gains and losses credited to such amounts (“409A Grandfathered Amounts”), other than any VIP Grandfathered Amounts, a participant may elect to receive an early distribution of any such vested amounts if he or she experiences an unforeseeable emergency (as defined in the DC Plan). In addition, a participant may elect to receive an early distribution of any vested 409A Grandfathered Amounts, other than any VIP Grandfathered Amounts, credited to the participant’s account for any reason, provided that the amount distributed will be equal to 90% of the amount elected by the participant and the remaining 10% of the amount elected by the participant will be forfeited by the participant. During 2014, the Company did not contribute any amount to participants’ accounts under the DC Plan in addition to the compensation deferred by the participants.

Employment Agreements

The Company has individual employment agreements with Messrs. Marcus, Shigenaga, Andrews, Moglia, Richardson, and Ryan.

In April 2014, after arm’s-length negotiations, the Company and Mr. Marcus amended and restated Mr. Marcus’s 2012 Employment in the form of the 2014 Employment Agreement, effective as of January 1, 2014, that provided for a three-year term as CEO ending on December 31, 2016, subject to an extension to December 31, 2018 in the form of an option, exercisable by either the Company or Mr. Marcus, for Mr. Marcus to serve as full-time Executive Chairman after December 31, 2016. The 2014 Employment Agreement provides for a cash incentive bonus for Mr. Marcus as described above under “2014 Cash Incentive Bonuses – Structure of Cash Incentive Bonuses” on page 31. The 2014 Employment Agreement also provides for an annual long-term incentive award in the form of restricted stock as described above under “Long-Term Incentive Award Granted in 2014 to Mr. Marcus” on page 36. The 2014 Employment Agreement is further described below under “Potential Payments Upon Termination or Change in Control–Mr. Marcus.”

In early April 2015, Mr. Marcus’s 2014 Employment Agreement was further amended and restated in the form of the 2015 Employment Agreement, effective as of January 1, 2015, to provide that Mr. Marcus will continue to serve as CEO until March 31, 2018, and thereafter as full-time Executive Chairman from April 1, 2018 until December 31, 2018. The 2015 Employment Agreement also provides for the double-trigger vesting of equity awards granted on or after January 1, 2015, as described below under “Potential Payments Upon Termination or Change in Control–Mr. Marcus,” incorporates the more objective annual incentive award individual criteria described under “Overview of 2015 Performance Goals for 2015 Annual Cash Incentive Bonus Award” on page 35, and makes certain other non-substantive changes.

The employment agreements for Messrs. Shigenaga, Andrews, Moglia, Richardson, and Ryan provide for at-will employment, a base salary to be increased annually by no less than a cost-of-living adjustment based on the consumer price index for the respective city of residence for each officer, and eligibility to receive discretionary cash incentive bonuses and periodic equity awards. For details of the base salaries of Messrs. Shigenaga, Andrews, Moglia, Richardson, and Ryan, see “Summary Compensation Table” on page 40.

Potential Payments upon Termination or Change in Control

The discussion and tables below provide information regarding the incremental amount of compensation, if any, that would be paid to each of the NEOs of the Company under various termination scenarios or a change in control.

Mr. Marcus

Mr. Marcus’s 2014 Employment Agreement, as well as his 2015 Employment Agreement, provides that, in the event of a termination by the Company without Cause, by Mr. Marcus for Good Reason, or on account of Mr. Marcus’s death or Permanent Disability (as such terms are defined in the 2015 Employment Agreement), Mr. Marcus will be entitled to receive the following: (i) any earned and unpaid base salary; (ii) any earned and unpaid cash incentive bonus; (iii) vested benefits under the Company’s employee benefit plans and reimbursable expenses; (iv) any deferred compensation; (v) a pro rata cash incentive bonus for the portion of the year in which the termination occurs; (vi) a severance payment equal to three times the sum of (1) Mr. Marcus’s base salary plus (2) an amount equal to the average cash incentive bonus paid to Mr. Marcus over the Company’s last three fiscal years preceding the year in which the termination of the employment agreement occurs; (vii) continued participation in the Company’s medical and dental benefit plans for the three-year period following the date of termination, or, if earlier, until Mr. Marcus enrolls in a plan of another employer under which he is entitled to receive such benefits, and continued life insurance and long-term care coverage for the three-year period following the date of termination; (viii) continuation of the term life insurance, long-term and short-term disability coverage, and executive/premium long-term care policy the Company provides to Mr. Marcus for the three-year period following the date of termination; (ix) payment of full salary in lieu of all accrued but unused vacation; (x) outplacement services for 180 days following the date of termination; (xi) full and immediate vesting of all outstanding and unvested equity or equity-based compensation awards, the vesting of which otherwise depends only upon the passage of time; (xii) to the extent that the applicable personal, corporate, or other performance goals are ultimately satisfied, the vesting of all awards of equity or equity-based compensation, the vesting of which otherwise depends upon the satisfaction of personal, corporate or other performance criteria; (xiii) exercisability of all outstanding stock options for their full terms; (xiv) to the extent an annual restricted stock award has not been made with respect to the fiscal year prior to the fiscal year in which the termination occurs, a fully vested grant in an amount of shares equal to the sum of the time-based stock and the maximum performance-based stock (or, if applicable, other equity or equity-based awards) awarded in the year prior to the year in which the termination occurs, or, if higher, the average of the sum of the time-based stock and the maximum performance-based stock (or, if applicable, other equity or equity-based awards) awarded in the second, third, and fourth fiscal years prior to the fiscal year in which the termination occurs; and (xv) a fully vested grant in an amount of shares equal to the sum of the time-based stock and the maximum performance-based stock (or, if applicable, other equity or equity-based awards) awarded in the year prior to the year in which the termination occurs, or, if higher, the average of the sum of the time-based stock and the maximum performance-based stock (or, if applicable, other equity or equity-based awards) awarded in the second, third, and fourth fiscal years prior to the fiscal year in which the termination occurs.

If Mr. Marcus is terminated by the Company for Cause, he will be entitled to receive the following: (i) any earned and unpaid base salary; (ii) any earned and unpaid cash incentive bonus; (iii) vested benefits under the Company’s employee benefit plans and reimbursable expenses; and (iv) any deferred compensation.

If Mr. Marcus terminates his employment other than for Good Reason, he will be entitled to receive the following: (i) any earned and unpaid base salary; (ii) any earned and unpaid cash incentive bonus; (iii) vested benefits under the Company’s employee benefit plans and reimbursable expenses; and (iv) any deferred compensation. In addition, if the termination by Mr. Marcus other than for Good Reason is on or after attainment of age 72, he will be entitled to receive the following: (i) continued participation in the Company’s medical and dental benefit plans for the three-year period following the date of termination, or, if earlier, until Mr. Marcus becomes entitled to such benefits through another employer; (ii) payment of full salary in lieu of all accrued but unused vacation; (iii) to the extent an annual restricted stock award has not been made with respect to the fiscal year prior to the fiscal year in which the termination occurs, a fully vested grant in an amount of shares equal to the sum of the time-based stock and the maximum performance-based stock (or, if applicable, other equity or equity-based awards) awarded in the year prior to the year in which the termination occurs, or, if higher, the average of the sum of the time-based stock and the maximum performance-based stock (or, if applicable, other equity or equity-based awards) awarded in the second, third, and fourth fiscal years prior to the fiscal year in which the termination occurs; and (iv) a fully vested grant in an amount of shares equal to the sum of the time-based stock and the maximum performance-based stock (or, if applicable, other equity or equity-based awards) awarded in the year prior to the year in which the termination occurs, or, if higher, the average of the sum of the time-based stock and the maximum performance-based stock (or, if applicable, other equity or equity-based awards) awarded in the second, third, and fourth fiscal years prior to the fiscal year in which the termination occurs.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL (continued)

The 2014 Employment Agreement also provides that, upon a Change in Control (as such term is defined in the agreement) (i) any and all equity or equity-based awards, the vesting of which depends only upon the passage of time, will vest; (ii) any and all equity or equity-based awards, the vesting of which depends upon the satisfaction of performance criteria, shall vest in an amount equal to (A) the amount of the award that would have been earned if the target level of performance had been achieved, multiplied by (B) a fraction (x) the numerator of which is the number of days during the performance period on which Mr. Marcus was employed and (y) the denominator of which is the number of days in the performance period, and (iii) any and all options will be exercisable for their full terms. The 2015 Employment Agreement provides that accelerated vesting upon a Change in Control will not apply to an award granted on or after January 1, 2015, which is substituted in the event of a Change in Control with an alternative award in respect of stock (i) which is traded on an established U.S. securities market, (ii) which vests on the applicable regularly scheduled vesting date or dates (without regard to performance) of the pre-Change in Control award, or an earlier vesting date or dates, subject only to continued service through such date or dates other than as provided in the 2015 Employment Agreement, (iii) which provides Mr. Marcus with rights, terms and conditions substantially equivalent to or better than those of the pre-Change in Control award, and (iv) which is the economic equivalent of the pre-Change in Control award, all as further described in the 2015 Employment Agreement. Any such alternative awards will be subject following a Change in Control to the provision of the 2015 Employment Agreement generally applicable upon a termination of employment, i.e., “double-trigger” vesting upon a severance-qualifying termination.

Both the 2014 Employment Agreement and the 2015 Employment Agreement provide that if payments provided to Mr. Marcus under the employment agreement would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then Mr. Marcus is entitled to receive (i) an amount limited so that no portion thereof shall be subject to an excise tax under Section 4999 of the Code (the “Limited Amount”), or (ii) if the amount otherwise payable under the employment agreement reduced by the excise tax imposed by Section 4999 of the Code is greater than the Limited Amount, the amount otherwise payable under the employment agreement.

Other Named Executive Officers

The employment agreements of Messrs. Shigenaga, Andrews, Moglia, Richardson, and Ryan provide that if their employment is terminated for any reason (including termination by the Company for Cause (as defined in the agreement) or resignation by the executive), they will be entitled to receive all accrued and unused vacation, unpaid base salary, and unpaid cash incentive bonus earned through their last day of employment. If the agreement terminates upon the executive’s death or Disability (as defined in the agreement), the Company shall provide the executive (or his beneficiaries or estate, as the case may be) with the following benefits in addition to the payments described in the preceding sentence: (i) a severance payment equal to one year of base salary; (ii) accelerated vesting of any unvested equity awards previously granted to the executive; and (iii) a cash incentive bonus equal to the cash incentive bonus amount they earned for the previous year (or the year prior to the previous year if the cash incentive bonus for the previous year has not been determined prior to termination). In the case of Mr. Ryan, if the agreement terminates due to a non-renewal by the Company, the Company shall provide Mr. Ryan the payments described in the first sentence of this paragraph, accelerated vesting of certain unvested equity awards previously granted to Mr. Ryan and, if such non-renewal is on or following a Change in Control (as defined in the agreement), a severance payment equal to one year of base salary.

The employment agreements of Messrs. Shigenaga, Andrews, Moglia, Richardson, and Ryan provide that if the Company terminates the executive’s employment without Cause or the executive resigns for Good Reason (as defined in the agreement) not in connection with a Change in Control (as defined in the agreement), the executive is entitled to receive severance generally equal to one year of base salary and a cash incentive bonus equal to the cash incentive bonus the executive earned for the previous year (or the year prior to the previous year if the cash incentive bonus for the previous year has not been determined prior to termination). The agreements further provide that if, upon or within two years following a Change in Control, the Company terminates the agreement without Cause or the executive terminates the agreement for Good Reason, the executive is entitled to receive severance generally equal to a multiple of one year of his base salary and a cash incentive bonus equal to a multiple of the cash incentive bonus amount he earned for the previous year (or the year prior to the previous year if the cash incentive bonus for the previous year has not been determined prior to termination). The multiple for Messrs. Shigenaga, Andrews, and Richardson is 2.0x and the multiple for Messrs. Moglia and Ryan is 1.5x. In any of the foregoing cases, for Messrs. Shigenaga, Andrews, Moglia, and Richardson, all of the executive’s unvested shares of restricted stock in the Company will vest on the last day of employment and the executive will receive a prorated grant of fully vested stock based on the Company’s grant to him for the prior year and the number of days employed in the year of termination and an additional grant of restricted stock (on a fully vested basis) equal to the higher of the number of shares of restricted stock that the Company had determined to grant to the executive for the prior year, but had not yet granted as of termination, or the average number of shares of restricted stock granted to the executive for the second, third, and fourth years prior to the year in which the Executive’s employment terminates. In any of the foregoing cases for Mr. Ryan, all of Mr. Ryan’s unvested shares of restricted stock in the Company will vest on his last day of employment and Mr. Ryan will receive a grant of restricted stock (on a fully vested basis) equal to the shares of restricted stock that the Company had determined to grant to Mr. Ryan for the prior year, but had not yet granted as of termination or, if such grant has not been determined prior to termination, the average number of shares of restricted stock granted to Mr. Ryan for the two fiscal years prior to the year in which Mr. Ryan’s employment terminates.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL (continued)

The employment agreements of Messrs. Shigenaga, Andrews, Moglia, Richardson, and Ryan also provide that if the Company terminates the executive’s employment without Cause, or the executive terminates their employment for Good Reason, the Company will pay the applicable premiums for the Executive’s continued coverage under the Company’s health insurance plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for up to 12 months after his last day of employment with the Company, or, for Messrs. Shigenaga, Andrews, Moglia, and Richardson, a taxable payment calculated such that the after-tax amount of the payment would be equal to the applicable COBRA health insurance premiums if the Company determines that it cannot pay COBRA premiums without a substantial risk of violating applicable law.

The table below reflects the amount of compensation and benefits payable to Mr. Marcus under the 2014 Employment Agreement and to each other NEO under his respective employment agreement, in each case pursuant to the 1997 Incentive Plan in the event of each scenario listed in the table below. The amounts shown in the table below assume that the termination was effective as of December 31, 2014. The table does not include the pension benefits or nonqualified deferred compensation that would be paid to the NEO, which are set forth in the “Pension Benefits Table” and “2014 Nonqualified Deferred Compensation Table” above. In addition, the table does not include the value of vested restricted stock as of December 31, 2014. Because the payments to be made to the NEO depend on several factors, the actual amounts to be paid out upon the NEO’s termination of employment can be determined only at the time of his separation from the Company.

Scenario	Description
Without cause/for Good Reason (CEO)	Termination by the Company without cause/termination by the executive for Good Reason (including change in control)
Without cause/for Good Reason (CIC)	Termination by the Company without cause on, or within two years following, a change in control/termination by the executive for Good Reason on, or within two years following, a change in control
Without cause/for Good Reason (no CIC)	Termination by the Company without cause/termination by the executive for Good Reason not in connection with a change in control
Death or disability	Termination upon death or Disability (as defined in the agreement)
Change in control	Change in control without termination
For cause/other than Good Reason	Termination by the Company for cause/resignation by the executive other than for Good Reason
Non-renewal (CIC)	Non-renewal by Company in connection with change in control
Non-renewal (no CIC)	Non-renewal by Company not in connection with change in control

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL (continued)

Name of Executive Cause of Termination	Cash Severance Payment ($)	Pro-Rata Bonus ($)	Restricted Stock Grants ($)	Acceleration of Equity Awards ($) (1)		Continued Participation in Medical & Dental Benefit Plans ($)	Accrued Vacation ($)	Total ($)
Joel S. Marcus
Without cause/for Good Reason (CEO)	6,875,000	1,342,500	9,173,054	7,139,577		145,397	103,269	24,778,797
Death or disability	6,875,000	1,342,500	9,173,054	7,139,577		72,699	103,269	24,706,099
Change in control	—	—	—	7,139,577	(2)	—	—	7,139,577
For cause/other than Good Reason	—	—	—	—		—	103,269	103,269

Dean A. Shigenaga
Without cause/for Good Reason (CIC)	1,950,000	—	1,831,950	4,584,663		32,583	32,692	8,431,888
Without cause/for Good Reason (no CIC)	975,000	—	1,831,950	4,584,663		32,583	32,692	7,456,888
Death or disability	975,000	—	1,831,950	4,584,663		32,583	32,692	7,456,888
Change in control	—	—	—	4,584,663		—	—	4,584,663
For cause/other than Good Reason	—	—	—	—		—	32,692	32,692

Thomas J. Andrews
Without cause/for Good Reason (CIC)	2,100,000	—	1,431,267	4,437,000		37,193	34,615	8,040,075
Without cause/for Good Reason (no CIC)	1,050,000	—	1,431,267	4,437,000		37,193	34,615	6,990,075
Death or disability	1,050,000	—	1,431,267	4,437,000		37,193	34,615	6,990,075
Change in control	—	—	—	4,437,000		—	—	4,437,000
For cause/other than Good Reason	—	—	—	—		—	34,615	34,615

Peter M. Moglia
Without cause/for Good Reason (CIC)	1,312,500	—	739,490	3,372,120		29,383	32,692	5,486,185
Without cause/for Good Reason (no CIC)	875,000	—	739,490	3,372,120		29,383	32,692	5,048,685
Death or disability	875,000	—	739,490	3,372,120		29,383	32,692	5,048,685
Change in control	—	—	—	3,372,120		—	—	3,372,120
For cause/other than Good Reason	—	—	—	—		—	32,692	32,692

Stephen A. Richardson
Without cause/for Good Reason (CIC)	1,700,000	—	1,297,987	3,697,441		29,522	32,692	6,757,642
Without cause/for Good Reason (no CIC)	850,000	—	1,297,987	3,697,441		29,522	32,692	5,907,642
Death or disability	850,000	—	1,297,987	3,697,441		29,522	32,692	5,907,642
Change in control	—	—	—	3,697,441		—	—	3,697,441
For cause/other than Good Reason	—	—	—	—		—	32,692	32,692

Daniel J. Ryan
Without cause/for Good Reason (CIC)	1,230,000	—	—	3,431,221		24,524	23,654	4,709,399
Without cause/for Good Reason (no CIC)	820,000	—	—	3,431,221		24,524	23,654	4,299,399
Death or disability	820,000	—	—	3,431,221		24,524	23,654	4,299,399
Change in control	—	—	—	3,431,221		—	—	3,431,221
Non-renewal (CIC)	—	—	—	1,671,240		—	23,654	1,694,894
Non-renewal (no CIC)	410,000	—	—	1,671,240		—	23,654	2,104,894
For cause/other than Good Reason	—	—	—	—		—	23,654	23,654

(1)
Represents the value of unvested restricted stock awards based on the closing market price of the Common Stock of $88.74 per share on December 31, 2014, that would vest on an accelerated basis upon the occurrence of certain events. Includes acceleration of vesting for performance-based awards assuming target performance was achieved on the assumed date of termination on December 31, 2014. As of December 31, 2014, none of the executives held unvested stock options.

(2)
Mr. Marcus’s 2015 Employment Agreement provides for the double-trigger vesting of equity awards granted on or after January 1, 2015, as described above under “Potential Payments Upon Termination or Change in Control-Mr. Marcus.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding the beneficial ownership of Common Stock as of March 20, 2015, by (i) each of the Company’s directors, (ii) each of the NEOs, (iii) all directors and NEOs as a group, and (iv) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock. This table is based on information provided to the Company or filed with the Securities and Exchange Commission by the Company’s directors, NEOs, and principal stockholders. Except as otherwise indicated, the Company believes, based on such information, that the beneficial owners of the Common Stock listed below have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)

Named Executive Officers and Directors	Number	Percent
Joel S. Marcus (3)	558,791	*
Dean A. Shigenaga	86,599	*
Thomas J. Andrews	90,900	*
Peter M. Moglia	50,833	*
Stephen A. Richardson	69,007	*
Daniel J. Ryan	54,500	*
Richard B. Jennings (4)	20,935	*
John L. Atkins, III	15,602	*
Maria C. Freire, Ph.D.	5,260	*
Richard H. Klein	7,552	*
James H. Richardson (5)	91,250	*
Steven R. Hash	6,173	*
Named executive officers and directors as a group (12 persons)	1,057,402	1.47%
Five Percent Stockholders
The Vanguard Group, Inc. (6)	9,959,990	13.83%
BlackRock, Inc. (7)	7,362,092	10.22%
Stichting Pensioenfonds ABP (8)	5,118,274	7.11%
FMR LLC (9)	3,715,132	5.16%

*	less than 1%.

(1)	Unless otherwise indicated, the business address of each beneficial owner is c/o Alexandria Real Estate Equities, Inc., 385 E. Colorado Boulevard, Suite 299, Pasadena, California 91101.

(2)
Beneficial ownership of shares is determined in accordance with the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power, or of which a person has the right to acquire ownership within 60 days after March 20, 2015. Percentage ownership is based on 72,034,942 shares of Common Stock outstanding on March 20, 2015.

(3)	All shares are held by the Joel and Barbara Marcus Family Trust, of which Mr. Marcus is the trustee.

(4)
Mr. Jennings beneficially owned 20,935 shares that included 10,605 shares of Common Stock and 5,783 shares that may be acquired by Mr. Jennings within 60 days after March 20, 2015, upon settlement of phantom stock units credited to Mr. Jennings under the Deferred Compensation Plan for Directors. As of December 31, 2014, Mr. Jennings held 21,129 phantom stock units of the Company’s Deferred Compensation Plan for Directors, including the 5,783 that have been included in the beneficially owned shares above. Also includes 4,547 shares of Common Stock held in trust for his wife and daughters (Mr. Jennings’s wife and one of his daughters are the trustees). Mr. Jennings has disclaimed beneficial ownership of the shares of Common Stock held in trust.

(5)
Includes 91,250 shares held by James Harold Richardson IV and Kimberly Paulson Richardson, trustees, or their successors in interest, of the Richardson Family Trust dated June 27, 1991, as may be amended and restated, of which Mr. Richardson is a trustee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT (continued)

(6)
Derived solely from information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2015, by the Vanguard Group, Inc. (“Vanguard”). Address: 100 Vanguard Boulevard, Malvern, Pennsylvania, 19355. According to the Schedule 13G/A, Vanguard has sole and shared voting power over 145,557 and 58,270 shares, respectively. Vanguard has sole and shared dispositive power over 9,851,893 and 108,097 shares, respectively. The Vanguard Specialized Funds–Vanguard REIT Index Fund (the “Vanguard REIT Index Fund”), also filed a Schedule 13G/A with the Securities and Exchange Commission on February 6, 2015, reporting beneficial ownership of 5,325,965 shares and that it has sole voting power over those shares. According to the Schedule 13G/A filed by the Vanguard REIT Index Fund, the address of Vanguard REIT Index Fund is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. Vanguard has confirmed that the 5,325,965 shares reported as beneficially owned by the Vanguard REIT Index Fund as of December 31, 2014, in its Schedule 13G/A are included in the 9,959,990 shares reported as beneficially owned by Vanguard in its Schedule 13G/A.

(7)
Derived solely from information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on January 9, 2015, by BlackRock, Inc. Address: 55 East 52nd Street, New York, New York, 10022. According to the Schedule 13G/A, BlackRock, Inc. has sole voting power over 6,962,401 shares and sole dispositive power over 7,362,092 shares.

(8)
Derived solely from information contained in a Schedule 13G filed by Stichting Pensioenfonds ABP with the Securities and Exchange Commission on January 30, 2015, and a Schedule 13G filed by APG Asset Management US Inc. with the Securities and Exchange Commission on January 30, 2015. The address of APG Asset Management US Inc. is 666 Third Avenue, New York, NY 10017. The Schedule 13G filed by Stichting Pensioenfonds ABP states that Stichting Pensioenfonds ABP has sole voting and dispositive power over 5,118,274 shares. The Schedule 13G filed by APG Asset Management US Inc. states that each of APG Asset Management US Inc., APG Group, and APG All Pensions Group NV has sole voting and dispositive power over all such shares.

(9)
Derived solely from information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2015, by FMR LLC Address: 245 Summer Street, Boston, Massachusetts, 02210. According to the Schedule 13G, FMR LLC has sole voting power over 820,658 shares and sole dispositive power over 3,715,132 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and officers and beneficial owners of more than 10% of any class of equity securities of the Company to file reports of that ownership, and changes in that ownership, with the Securities and Exchange Commission, the New York Stock Exchange, and the Company. Based solely on the Company’s review of copies of such forms received by it and written representations from certain reporting persons, the Company believes that all such Securities and Exchange Commission filing requirements were timely met, with the exception of a single report on behalf of Mr. Marcus, with respect to the acquisition of 109,966 shares of Common Stock on June 26, 2014, which was filed one day late on July 1, 2014, due to an administrative oversight.

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has appointed Ernst & Young LLP to be the Company’s independent registered public accountants for the year ending December 31, 2015. Ernst & Young LLP has advised the Company that it does not have any direct or indirect financial interest in the Company. Representatives of Ernst & Young LLP are expected to attend the annual meeting and will be given the opportunity to make a statement if they choose to do so. They will also be available to respond to appropriate questions.

Before appointing Ernst & Young LLP, the Audit Committee carefully considered Ernst & Young LLP’s qualifications, including the firm’s performance as independent registered public accountants for the Company in prior years and its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee also considered whether Ernst & Young LLP’s provision of non-audit services to the Company was compatible with that firm’s independence from the Company.

Stockholders will be asked at the annual meeting to consider and vote upon the ratification of the appointment of Ernst & Young LLP. If the stockholders ratify the appointment, the Audit Committee may still, in its discretion, appoint a different independent registered public accounting firm at any time during the 2015 fiscal year if it concludes that such a change would be in the best interests of the Company. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider, but not necessarily rescind, the appointment of Ernst & Young LLP.

Fees Billed by Independent Registered Public Accountants

The Securities and Exchange Commission requires disclosure of the fees billed by the Company’s independent registered public accountants for certain services. All audit and non-audit services were preapproved by the Audit Committee. The following table sets forth the aggregate fees billed by Ernst & Young LLP during the fiscal years ended December 31, 2014 and 2013:

Description	2014	2013
Audit Fees	$1,094,000	$843,000
Audit-Related Fees	—	—
Tax Fees	809,000	787,000
All Other Fees	3,000	3,000
Total	$1,906,000	$1,633,000

Audit fees include amounts billed to the Company related to the audit of the Company’s consolidated financial statements, review of the Company’s quarterly financial statements, and other services provided in connection with statutory and regulatory filings. Includes audit fees for 2014 related to our (i) 2.75% 5.5-year unsecured senior notes payable and (ii) 4.50% 15-year unsecured senior notes payable offerings, and for 2013 related to our (i) 3.90% 10-year unsecured senior notes payable offering and (ii) $536 million Common Stock equity offering. Tax fees in 2014 and 2013 represent tax return preparation and compliance services. All other fees include amounts billed to the Company related to the fees for Ernst & Young LLP’s on-line technical research database tools.

Audit Committee Preapproval Policy

The Audit Committee approves, prior to engagement, all audit and non-audit services provided by Ernst & Young LLP and all fees to be paid for such services. All services are considered and approved on an individual basis. In its preapproval and review of non-audit services, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditors’ independence.

Required Vote and Board of Directors’ Recommendation

The affirmative vote of a majority of the votes cast on the matter at the annual meeting will be required to ratify the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accountants for the fiscal year ending December 31, 2015.

The Board of Directors unanimously recommends a vote FOR Proposal 3.

OTHER INFORMATION

Annual Report on Form 10-K and Financial Statements and Committee and Corporate Governance Materials of the Company

Copies of the Company’s Annual Report filed with the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2014, including the Company’s consolidated financial statements and schedules, will be mailed to interested stockholders, without charge, upon written request. Exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, will be provided upon written request and payment to the Company for the cost of preparing and distributing those materials. Written requests should be sent to Alexandria Real Estate Equities, Inc., 385 East Colorado Boulevard, Suite 299, Pasadena, California 91101, Attention: Investor Relations. The current charters of the Board of Directors’ Audit, Compensation, and Nominating & Governance Committees, along with the Company’s Corporate Governance Guidelines and Business Integrity Policy and Procedures for Reporting Non-Compliance (“Business Integrity Policy”), are available on the Company’s website at www.are.com.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to Be Held on Thursday, May 7, 2015

The Notice of Annual Meeting of Stockholders and the Proxy Statement, the form of Proxy Card, the Company’s 2014 Annual Report to Stockholders, and directions on how to attend the annual meeting and vote in person or by proxy are available at www.are.com/proxy.

Corporate Governance Guidelines and Code of Ethics

The Company’s Corporate Governance Guidelines, which include, among other matters, guidelines for determining director independence, director responsibilities, director access to management and independent advisors, and director and executive officer stock ownership guidelines, are posted on the Company’s website at www.are.com. As described above under “Board of Directors and Executive Officers–Director Independence,” the Board of Directors has determined that the following five directors satisfy the New York Stock Exchange listing standards’ independence requirements: Messrs. Jennings, Atkins, Hash, and Klein, and Dr. Freire.

The Company has adopted a Business Integrity Policy that applies to all directors, officers, and employees and that is intended, among other things, to comply with Section 406 of the Sarbanes-Oxley Act of 2002 and related Securities and Exchange Commission rules and New York Stock Exchange listing standards requiring a code of ethics for a company’s directors, officers, and employees. A copy of the Company’s Business Integrity Policy is posted on the Company’s website at www.are.com. The Company intends to report any amendments to, or waivers from, the policy that applies to its Chief Executive Officer and Chief Financial Officer by posting such information on its corporate website in accordance with applicable rules of the Securities and Exchange Commission and listing standards of the New York Stock Exchange.

Stockholder Proposals for the Company’s 2016 Annual Meeting

Stockholder proposals that are intended to be presented at the Company’s 2016 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must be received by the Secretary of the Company, in writing, no later than December 9, 2015, in order to be considered for inclusion in the Company’s proxy materials for that annual meeting. Stockholder proposals and stockholder nominations for election to the Board of Directors that are intended to be presented at the Company’s 2016 Annual Meeting of Stockholders pursuant to the Company’s Bylaws, must comply with the advance notice and other requirements set forth in the Company’s Bylaws to be eligible to be presented at an annual meeting. These requirements currently include, in part, the requirement that any such proposal or nomination must, with certain exceptions if the date of the 2016 Annual Meeting of Stockholders is advanced or delayed more than 30 days from the first anniversary of the date of this year’s annual meeting, be submitted to the Secretary of the Company at least 120 and not more than 150 days prior to the first anniversary of the date of this year’s Proxy Statement (or between November 9, 2015, and 5:00 p.m., Pacific Time, on December 9, 2015, based on the date of this year’s Proxy Statement of April 7, 2015).

OTHER INFORMATION (continued)

Communicating with the Board

The Board of Directors has designated Richard B. Jennings, the Lead Director of the Board of Directors, as the contact person for communications between the Company’s stockholders and other interested parties, on the one hand, and the Board of Directors or the independent directors as a group, on the other hand. Stockholders and other parties interested in communicating with the Board of Directors or with the independent directors of the Company may do so by writing to Richard B. Jennings, Alexandria Real Estate Equities, Inc., 385 East Colorado Boulevard, Suite 299, Pasadena, California 91101.

Other Information

Proxy authorizations submitted via telephone or the Internet must be received by 11:59 p.m. (Eastern Standard Time) on May 6, 2015. To authorize a proxy via telephone or the Internet, please read the instructions on the enclosed proxy card. Costs associated with electronic access, such as from access providers or telephone companies, will be borne by the stockholder. Submission of a proxy, or a failure to submit a proxy by the above deadline, will not prevent you from voting in person at the 2015 Annual Meeting so long as you are a record holder of shares of Common Stock or bring a “legal proxy” with you for shares owned beneficially by you in street name through a broker or otherwise.

Other Matters

The Board of Directors does not know of any other matter that will be brought before the annual meeting. However, if any other matter properly comes before the annual meeting, or any adjournments or postponements thereof, which may properly be acted upon, the proxies solicited hereby will be voted on such matter in accordance with the discretion of the proxy holders named in the proxy cards.

By Order of the Board of Directors

Jennifer J. Banks Secretary
Pasadena, California
April 7, 2015

[ THIS PAGE INTENTIONALLY LEFT BLANK ]

ANNUAL MEETING OF STOCKHOLDERS OF

ALEXANDRIA REAL ESTATE EQUITIES, INC.

May 7, 2015

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EDT the day before the meeting.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20730300000000001000 8 050715

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee for whom you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

4. To vote and otherwise represent the undersigned on any other matter that may properly come before the Annual Meeting or any postponement(s) or adjournment(s) thereof in the discretion of the Proxy holder.

IF THIS PROXY IS PROPERLY EXECUTED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN ACCORDANCE WITH THE INSTRUCTIONS MADE BY THE UNDERSIGNED AND, IF NO INSTRUCTION IS MADE BY THE UNDERSIGNED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST "FOR" ALL NOMINEES FOR DIRECTOR AND "FOR" PROPOSALS 2 AND 3. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER(S) ON ANY OTHER MATTER THAT PROPERLY COMES BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENT(S) OR ADJOURNMENT(S) THEREOF. THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" EACH NOMINEE FOR DIRECTOR AND "FOR" PROPOSALS 2 AND 3.

CHECK HERE IF YOU PLAN TO ATTEND THE MEETING IN PERSON ☐

Signature of Stockholder ____ Date: ____ Signature of Stockholder ____ Date: ____

Note: Please sign exactly as your name or names appear on the records of the Company and date. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation or other entity, please sign the full name of the entity by duly authorized officer, giving full title as such under signatures(s). If signer is a partnership, please sign in partnership name by authorized person.